SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****].

AMENDED AND RESTATED
ENGINEERING, PROCUREMENT & CONSTRUCTION CONTRACT
BETWEEN
KEPPEL SHIPYARD LIMITED
AND
GOLAR GIMI CORPORATION
("GIMI Main Building Contract")

FOR THE REPAIR, MODIFICATION & CONVERSION
OF THE GIMI INTO A FLNG VESSEL

TABLE OF CONTENTS
1.DEFINITIONS    3
2.EFFECTIVE DATE    17
3.FEED UPDATE    18

.	LNTP WORKS 18
5.OWNER’S FINAL NOTICE TO PROCEED    19

.	DELIVERY OF THE VESSEL 21
7.PERFORMANCE OF THE WORKS    21
8.DESIGN RESPONSIBILITY    22
9.CLASSIFICATION, CERTIFICATION AND DOCUMENTATION    23
10.FACILITIES FOR THE OWNER AT THE YARD    24
11.SUB-CONTRACTING    24
12.SUPERVISION, DRAWINGS, APPROVAL & INSPECTION & TESTS    26
13.PROGRESS REPORTING AND HOLD POINTS    28
14.VARIATIONS    30
15.ERRORS AND CHANGES    35
16.CONTRACT PRICE AND TERMS OF PAYMENT    36
17.ADJUSTMENT OF CONTRACT PRICE    39
18.MECHANICAL COMPLETION    40
19.PRE-SAILAWAY COMMISSIONING OF SUB-CONTRACT WORKS    41
20.PRE-SAILAWAY COMMISSIONING OF THE WORKS    41
21.VESSEL LEAVING THE YARD    41
22.PRE-SAILAWAY COMMISSIONING AT ANCHORAGE    42
23.REDELIVERY    42
24.SAILAWAY    43
25.PROJECT SITE WORKS    43
26.CONDITIONS PRECEDENT FOR PROJECT SITE COMMISSIONING    44
27.PROJECT SITE COMMISSIONING    44
28.START UP AND PERFORMANCE TESTS    44
29.FINAL ACCEPTANCE    44
30.DELAYS AND PERFORMANCE DEFICIENCIES – SUB-CONTRACT WORKS    44
31.FORCE MAJEURE    45
32.SUSPENSION    49
33.TERMINATION FOR CAUSE    50
34.TERMINATION FOR CONVENIENCE    55
35.BUSINESS PRINCIPLES    56
36.WARRANTY    57
37.LIABILITIES & INDEMNITIES    59
38.INSURANCE    60
39.PATENTS, TRADEMARKS, COPYRIGHTS ETC.    62
40.OWNER FURNISHED EQUIPMENT    63
41.CONFIDENTIALITY    63
42.INTELLECTUAL PROPERTY RIGHTS IN RELATION TO THE CONTRACTOR’S SCOPE    64
43.NOTICES    67
44.HEALTH, SAFETY, ENVIRONMENT & QUALITY ASSURANCE    68
45.GENERAL    69
46.TAXES & DUTIES    70
47.INTERPRETATION    70
48.DISPUTE RESOLUTION    71
49.SECURITIES    73
50.STEP-IN AGREEMENTS    73
51.COMPLIANCE WITH ANTI-BRIBERY LAWS AND SANCTIONS    74
52.AUDIT    74
53.DIGITAL SECURITY    74
54.HUMAN RIGHTS    74

Appendices

Appendix	Description
1A	Owner's Basis of Design
1B	Outline specification of conversion, Specification of dry-docking and repair work
1C	Owner Rely-Upon Information
1D	Preliminary project schedule, including key milestone dates
2	The GIMI Topsides Agreement, including its appendices
3	Price Schedule
4	OFE & owner engineering deliverables ROS dates
5	Preliminary project execution plan
6	Preliminary site health, safety and environmental management plan
7	Preliminary project quality plan
8	Approved vendor and subcontractor list
9	Administration procedure
10	Forms
11	LNTP Works and LNTP Topsides Works
12	Design, Build and Operational Readiness Requirements
13	Hold-point Checklists
14	Forms of Parent Company Guarantees
15	Owner Variation Request
16	Variation Order
17	Variation Order Proposal
18	Information Security Requirements for Suppliers
19	Localisation Plan Principles
20	Weekly and Monthly Reports
21	Step-In Agreement

AMENDED AND RESTATED
ENGINEERING, PROCUREMENT & CONSTRUCTION CONTRACT
This amended and restated Engineering, Procurement & Construction Contract ("Agreement" or "GIMI Main Building Contract") is made this 13 day of December 2018 (the "Date of Agreement"), by and between GOLAR GIMI CORPORATION, a company incorporated and organised under the laws of the Republic of the Marshall Islands], having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter referred to as the "Owner") of the first part and KEPPEL SHIPYARD LIMITED, a company incorporated and organised under the laws of the Republic of Singapore, having its principal place of business at 51 Pioneer Sector 1, Singapore 628437 (hereinafter referred to as the "Contractor") of the second part, each a "Party" and collectively the "Parties".
WHEREAS

A)
Pursuant to an Engineering, Procurement & Construction Contract dated 27 October 2014 entered into between the Owner and the Contractor ("Original Contract"), the Owner, being the then-proposed registered owner of the vessel the GIMI (the "Vessel"), wished to have the Vessel converted to a floating liquefied natural gas ("FLNG") vessel, as specified in this Agreement, by the Contractor and the Owner nominated the Sub-Contractor as the Contractor's sub-contractor to carry out the Sub-Contract Works.

B)	The Parties had entered into a series of amendment agreements to amend the Original Contract, namely:-

(i)	The First Amendment Agreement dated 4 December 2014;

(ii)	The Second Amendment Agreement dated 29 December 2014;

(iii)	The Third Amendment Agreement dated 28 February 2015;

(iv)	The Fourth Amendment Agreement dated 30 April 2015;

(v)	The Fifth Amendment Agreement dated 4 December 2015;

(vi)	The Sixth Amendment Agreement dated 22 January 2016; and

(vii)	The Seventh Amendment Agreement dated 29 February 2016.
The Parties had thereafter further amended and restated such amended Original Contract on 27 December 2016 and effected a first amendment agreement on 28 December 2017. The Parties now desire to further amend and restate to the form of this Agreement on and from the Date of Agreement.

C)
Pursuant to a technical services agreement dated 17 April 2018 ("Technical Services Agreement") entered into between the Owner and the Contractor, the Contractor has carried out the FEED update. The Owner is aware of another technical services agreement dated 17 April 2018 entered into between the Contractor and Black and Veatch Corporation, pursuant to which Black and Veatch Corporation was to carry out the FEED update in respect of the Sub-Contract Works.

D)
The Contractor shall carry out and be responsible for the Contractor's Scope on the terms and conditions set forth in this Agreement. The Sub-Contractor shall carry out and be responsible for the Topsides Scope as the Contractor's sub-contractor. The Contractor shall perform its own obligations under the GIMI Topsides Agreement and use reasonably practicable endeavours (in accordance with the Contractor's Scope) to procure that the Sub-Contractor performs its obligations under the GIMI Topsides Agreement.

E)
The Owner, BP Mauritania Investments Limited ("BPMIL") and BP Senegal Investments Limited (“BPSIL”) (in its capacity as the unit operator for the greater Tortue / Ahmeyim ("GTA") field offshore Mauritania and Senegal) (together BPMIL and BPSIL are the "Lessee") shall enter into a lease and operate agreement under which the Owner will make available to the Lessee, and a wholly-owned subsidiary of the Owner will operate and maintain, the Vessel for use in the GTA Project ("Lease and Operate Agreement").

F)	The Owner recognises that the Contractor is reliant on the Sub-Contractor for the performance of the Topsides Scope.

G)
The Owner has had the opportunity to review and is aware of the terms of the GIMI Topsides Agreement, which has been amended and restated, or shall be amended and restated, on or about the Date of Agreement.

IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:-

1.	DEFINITIONS

1.1	In this Agreement, the following expressions shall have the following meanings except where the context requires otherwise:
"Affiliate" means, with respect to a company or legal entity, any other company or legal entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such company or legal entity. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a company or legal entity, whether through the ownership of voting securities, by contract or otherwise;
"Agreement" means this Agreement comprising all of the Articles hereof and the Appendices referred to herein;
"Anti-Bribery Laws" shall mean the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010 (as amended from time to time), and all other applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Official or any other person;
"Anti-Corruption Laws" shall have the meaning given in Article 35.1 (Prohibited Acts);
"Applicable Laws" means, with the exception of the Project Site in relation to the Contractor, all national, municipal or state statutes, laws, ordinances, certifications, orders, decrees, licences, regulatory approvals, agreements, judgments, rules, and regulations, or other legislative or administrative action or official requirement of any Authority having jurisdiction over all or any part of the Works including Authorisations;
"Approved Vendor" means any person listed in Appendix 8 (Approved Vendor And Subcontractor List);
"Article" means an article of this Agreement and "Articles" shall accordingly refer to articles of this Agreement;
"Arrival Hold-point" [*****]
"Authorisation" means, with the exception of the Project Site in relation to the Contractor, any permit, consent, approval, authorisation, agreement, no objection certificate, waiver or licence which must be obtained from any Authority by the Owner or the Contractor (as applicable) in connection with the Works or in order for the Works to be performed and for any portion of the Works to be transported, imported or exported;
"Authority" means, with the exception of the Project Site in relation to the Contractor, any national, federal, regional, state, municipal or local government, and any division, body, ministry, department, instrumentality, agency, authority or other emanation of any of the same, including any court, commission, board, branch or similar authority of such government and any body empowered to grant, withdraw or determine the terms and conditions of any Authorisation;
"BAR" shall have the meaning given to it in Article 38.1 (Builder's All Risk (BAR) Insurance);
"Basis of Design" means the basic engineering set out in Appendix 1A (Owner's Basis of Design);
"Block C8 JOA" means [*****];
"Block C8 Owners" means [*****];
"Business Day" means a Day on which banks are open for business in Singapore;

"Certification Body" means DNV while performing the function referred to in Article 9 (Classification, Certification and Documentation)
"Certificate of Vessel Leaving The Yard" means the document referred to in Article 21.1 (Vessel Leaving the Yard);
"Change in Law" means any change in Applicable Laws including any new or change in interpretation of any Applicable Laws by any Authority (excluding only any Applicable Laws with respect to taxes on or measured by the Contractor's net income or its employees' income or similar measurements or withholding) that is enacted after the Date of Agreement;
"Classification Society" or "DNV" means Det Norske Veritas Germanischer Lloyd;
"COD Longstop Date" shall mean [*****] after Redelivery unless:
(a)    the Commercial Operations Date is not achieved by such date due to an FM Event in which case the COD Longstop Date shall be extended on a day for day basis as a result of the delay caused by the FM Event up to a maximum of the date falling [*****] after Redelivery; or
(b)    the Owner notifies the Contractor in writing that it shall pay the Contractor [*****], which shall be added to and paid concurrently with the portion of the ninth instalment of the Conversion Price deferred pursuant to Article 16.4B, in which case the COD Longstop Date shall be the date falling [*****] after Redelivery;
"Commencement Date" shall mean the date on which each of the conditions in Article 5.1 (Owner’s Final Notice to Proceed) have been satisfied or expressly waived by the Contractor and the Owner has issued the Owner's Final Notice to Proceed.
"Commercial Operations Date" shall mean the date upon which the "Commercial Operations Date” occurs pursuant to the Lease and Operate Agreement, which shall be promptly notified by the Owner to the Contractor;
"Commissioned Works" shall have the meaning given to it in Article 42.3 (Intellectual Property Rights in Relation to the Contractor’s Scope);
"Commissioning" means inspections and testing to verify and document functionality and operability;
"Commissioning Protocol" means a commissioning protocol developed by the Owner incorporating the Sub-Contractor's comments in accordance with Clause 28 of the GIMI Topsides Agreement which shall be consistent with the schedule for Commissioning contained in Appendix K (Onsite Commissioning and Startup Plan and Schedule) of the GIMI Topsides Agreement;
"Commissioning Spares" means those replacement parts that may be required for Startup and Commissioning. For the avoidance of doubt, Commissioning Spares do not include operational or capital spares, which are to be provided by the Owner as Owner's Spares;
"Commissioning Start Date" shall mean the date pursuant to the Lease and Operate Agreement on which the Lessee has notified the Owner that the Lessee has completed any necessary pre-commissioning of the Upstream Facilities and the Upstream Facilities are ready to start the Commissioning of the Vessel, as such notification shall be forwarded by the Owner to the Contractor;
"Confidential Information" shall have the meaning given to it in Article 41.1 (Confidentiality);
"Contract Price" means the total price for the performance of the Works and Sub-Contract Works, pursuant to Article 16 (Contract Price and Terms of Payment) of this Agreement, and as the same may be adjusted in accordance with the provisions of this Agreement;

"Contractor Background Intellectual Property" means the pre-existing Intellectual Property Rights of the Contractor and original drawings, specifications, reports and other Project Information which the Contractor prepares and delivers pursuant to this Agreement and/or the GIMI Topsides Agreement and any intellectual property of the Contractor developed, used or modified by the Contractor in the performance of the Works;
"Contractor's Equipment" shall have the meaning given to it in Article 23.3 (Redelivery);
"Contractor Guarantor" means Keppel Offshore & Marine Ltd;
"Contractor's Group" means, collectively, the group of entities and persons comprising of the Contractor, its Affiliates, its contractors and subcontractors at all tiers (excluding any member of the Sub-Contractor's Group) and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities but excluding any member of the Sub-Contractor's Group;
"Contractor's Representative" shall have the meaning given to it in Article 12.3 (Supervision);
"Contractor's Scope" means the scope of work set out in each part of Appendix 1 (Contractor's Scope);
"Conversion Price" shall have the meaning given to it in Article 16.3 (Contract Price and Terms of Payment) and as the same may be adjusted in accordance with the express provisions of this Agreement;
"Countries" means the Republic of Senegal and the Islamic Republic of Mauritania, and "Country" shall mean any one of them as applicable;
“Co-Venturers” means [*****];
"Day" means a calendar day;
"Default Interest Rate" means [*****] per annum;
"Delivery" means when the Vessel is delivered by the Owner to the Contractor in accordance with Article 6 (Delivery of the Vessel);
"Delivery Certificate" means a certificate in the form set out in Appendix 10 (Forms);
"Delivery Date" shall be the date on or the period during which the Vessel is required under Article 6.2 (Delivery of the Vessel) of this Agreement to be delivered by the Owner to the Contractor;
"Derivative Works" means any minor or major change, elaboration, annotation, modification, new functions or features, new capability and improvement, update, upgrade, whether it is software, or copyrightable, patentable or not, made to the Owner Background Intellectual Property in whole or in part, by or on behalf of the Contractor or the Sub-Contractor, as the case may be, using, incorporating, based on, derived from or in relation to the Owner Background Intellectual Property. For the avoidance of doubt, Derivative Works do not include any improvement, invention, know-how, Intellectual Property Rights, software, work product or result of services, or any of the other items in the immediately preceding sentence, provided by the Contractor or the Sub-Contractor to the Contractor Background Intellectual Property or the Sub-Contractor Background Intellectual Property, as applicable, and the Intellectual Property Rights therein shall be retained by the Contractor and the Sub-Contractor respectively;
"Design, Build and Operational Readiness Requirements" means the requirements set out in Appendix 12 (Design, Build and Operational Readiness Requirements);
"Detailed Design Review-Point" [*****];

"Directed Change" shall have the meaning given to it in Article 14.5 (Variations);
"Dispute" shall have the meaning given to it in Article 48.2 (Amicable Settlement);
"Disputed Difference" shall have the meaning given to it in Article 14.5 (Variations);
"Dollars" or "$" means the lawful currency of the United States of America;
"Effective Date" means 18 February 2015, which is the date on which all the conditions in Article 2.1 (Effective Date) were fulfilled;
"Equipment" means the system to be supplied by the Sub-Contractor for the liquefaction of natural gas, including front-end gas treatment and conditioning, that complies with the GIMI Topsides Agreement. A reference to Equipment includes all the individual component equipment of the Equipment, as well as all the materials and equipment to be procured by the Sub-Contractor, for permanent installation on the Vessel;
"Extended Warranty Period" shall have the meaning given to it in Article 36.5 (Warranty);
"Feed Gas" means processed natural gas delivered to the Vessel.
"FEED Update" shall have the meaning given to it in Article 3.2 (FEED Update);
"FEED Update Report" shall have the meaning given to it in Article 3.2 (FEED Update);
"FEED Update Review-Point" [*****];
"Final Acceptance" means the successful completion of all Performance Tests at the Project Site and completion of the Topsides Scope as set out in Appendix O (Performance Test Procedure) of the GIMI Topsides Agreement;
"Final Re-measurable Price" shall have the meaning given to it in Article 16.2 (Contract Price and Terms of Payment);
"First Gas" means the date when feed gas is first introduced to the Equipment after arrival of the Vessel at the Project Site;
"Fixed Price" shall have the meaning given to it in Article 16.1 (Contract Price and Terms of Payment);
"FM Event" shall have the meaning given to it in Article 31.1 (Force Majeure);
“FM Grace Period” shall mean:

(a)	[*****] (as applicable); or

(b)
if the Sub-Contractor is the Party first affected by an FM Event and entitled to relief pursuant to the Gimi Topsides Agreement but the Contractor is subsequently affected by the same FM Event, [*****] (as applicable).

“FNTP” shall have the meaning given to it in the GIMI Topsides Agreement;
"GIMI Direct Agreement" means the direct agreement between the Owner, the Contractor and the Sub-Contractor dated on or about the Date of Agreement;
"GIMI MBC Down Payment" has the meaning given to it in Article 4.1 (LNTP Works);
"GIMI Topsides Agreement" means the agreement between the Contractor and the Sub-Contractor, a copy of which is set out in Appendix 2 (The GIMI Topsides Agreement);

"Government Official" shall have the meaning given in Article 51.1 (Compliance with Anti-Bribery Laws and Sanctions);
"Grace Period" shall have the meaning given to it in Article 17.2 (Contractor's Scope);
"GTA" shall have the meaning given to it in the Recitals to this Agreement;
"GTA Project" means [*****];
"Guaranteed LNG Output" shall have the meaning given to it in the GIMI Topsides Agreement;
"Guaranteed Performance" shall have the meaning given to it in the Topsides Agreement;
"HAZOP" shall have the meaning given to it in Article 15.2 (Errors and Charges);
"HILLI" shall have the meaning given to it in Article 3.1 (FEED Update);
"HILLI Contract" shall have the meaning given to it in Article 3.1 (FEED Update);
"Hold-point" means each and any of the:

(a)	[*****];

(b)	[*****]; and

(c)	[*****],
each as further described in Article 13 (Progress Reporting and Hold Points);
"Hold and Review-point Criteria" means the requirements to be satisfied so that a Hold-point or Review-point can be achieved, as set out in relation to each Hold-point and Review-point in Appendix 13 (Hold-point Checklists);
"HSSE" means health, safety, security and environment;
"HSSE Plan" means the health, safety, security and environmental plan for the Project which shall be developed by the Owner and approved by the Lessee;
"Independent Expert" shall have the meaning given to it in Article 48.3 (Expert Determination);
"Insolvency Event" means, in respect of a person, the occurrence of any of the following:

(a)
any resolution is passed or order made for the winding up, dissolution, administration or reorganisation (other than a voluntary solvent reorganisation) of that person, a moratorium is declared in relation to any indebtedness of that person or an administrator is appointed to that person;

(b)	by reason of actual or anticipated financial difficulties, any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)
it seeks or becomes subject to the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that person or any of its assets;

(d)	it is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(e)	it becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(f)
it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation which is not frivolous or vexatious and discharged within sixty (60) days or, such longer period as the Party not affected by the Insolvency Event agrees may be necessary to discharge the process);

(g)
it has a secured party take possession of any of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against any of its assets which are the subject of an encumbrance by the beneficiary of that encumbrance, or otherwise has security enforced over it in respect of an amount in [*****], which is not frivolous or vexatious and discharged within sixty (60) days or such longer period as the Party not affected by the Insolvency Event agrees may be necessary to discharge the process;

(h)	it suspends making payments or threatens to suspend making payments in amounts in excess of [*****], on its debts generally;

(i)
by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness of an amount in excess of [*****] unless the affected person demonstrates to the reasonable satisfaction of the Party not affected by the Insolvency Event within [*****] of request that such negotiations will not have a material adverse effect on its business or the ability to perform or meet its liabilities under this Agreement;

(j)	any analogous procedure or step referred to in (a) to (i) above is taken in respect of such person in any jurisdiction; or
it takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Inspection Parties" shall have the meaning given in Article 12.14 (Inspections and Tests);
"Intellectual Property Rights" means any and all rights of, in and to, wherever and whenever existing in: (a) any invention (whether or not patentable); (b) any and all patents, patent applications, together with all provisionals, reissuances, continuations, or divisionals thereof, any invention therein, and any related invention disclosures; (c) trademarks, service marks, trade dress, trade names, corporate names, other names, logos, brands, symbols, indicia of origin and/or design of any kind, in any language and/or any script, domain names and URLs; (d) copyright, mask works, any works (whether copyrightable or not), all copies therefrom, and including all applications, registrations, and renewals in connection therewith, whether based on statute or common law; (e) trade secrets, confidential information and other proprietary business information; (f) any translation, transliteration, copy, reproduction, manifestation, derivation or version of any of the foregoing, in any form or format whatsoever; and (g) all goodwill and reputation associated therewith; and all applications, registrations and renewals in connection therewith and thereto.
"International Standards" means the international standards and practices applicable to:

(a)	the design, construction, fabrication, transportation, installation, commissioning, operation and / or maintenance of upstream natural gas project facilities;

(b)	the design, construction, fabrication, transportation, installation, commissioning, operation and / or maintenance of floating LNG liquefaction and offloading facilities;

(c)	LNG terminals; and / or

(d)	other floating LNG-related facilities and vessels,

established by any internationally recognized non-governmental agency or organization with whose standards and practices it is customary for operators of upstream natural gas project facilities, or LNG facilities terminals and vessels, exercising prudent engineering practice, to comply;
"ITP Plan" means the schedule of testing provided by the Contractor to the Owner in accordance with Article 12.11 (Supervision, Drawings, Approval & Inspection & Tests);
"Lease and Operate Agreement" shall have the meaning given to it in the Recitals to this Agreement;
"Lessee" shall have the meaning given to it in the Recitals to this Agreement;
"Lessee Request" shall have the meaning given to it in Article 14.16 (LOA Variations);
"Lessee Variation Order" shall have the meaning given to it in Article 14.30 (Variation Order);
"Lessee Variation Request" shall have the meaning given to it in Article 14.16 (LOA Variations);
"LIBOR" means on or from any Day, the percentage rate per annum published two (2) Business Days before such Day (or, if such Day is not a Business Day, published two (2) Business Days before the nearest preceding Business Day) at 11:00 a.m. London time, by the ICE Benchmark Administration Limited that appears on the Reuters Screen LIBOR01 page as three (3) month Dollar LIBOR or, if no such rate is published, such other rate representing the cost of three (3) month Dollar funds in the London interbank lending market on such Day as agreed by the Parties acting reasonably;
"Lien Property" shall have the meaning given to it in Article 37.5 (Liabilities & Indemnities);
"Limited Notice to Proceed" shall have the meaning given in Article 4.1 (LNTP Works);
"LNG" means liquefied natural gas;
"LNG Hub Facilities" means [*****].
"LNTP Date" means the date of the Limited Notice to Proceed issued by the Owner under Article 4.1 (LNTP Works);
"LNTP Topsides Works" shall have the meaning given to it in Article 4.2 (LNTP Works);
"LNTP Works" shall have the meaning given to it in Article 4.2 (LNTP Works);
"Localisation Plan" means the plan which shall be developed by the Lessee in accordance with the principles set out in Appendix 20 (Localisation Plan Principles)
"Manuals and Protocols" means the Commissioning Protocol and Performance Test Protocol, in each case as developed by the Owner and the Lessee and provided to the Contractor pursuant to Article 20.4 (Manuals and Protocols);
"Mechanical Completion" means that the Works and Sub-Contract Works are mechanically, electrically and structurally installed on the Vessel by the Contractor in accordance with the requirements of this Agreement and each sub-system thereof is mechanically, electrically and functionally complete and ready for Pre-Sailaway Commissioning;
"Mechanical Completion Certificate" means a certificate in the form set out in Appendix 10 (Forms);
"Milestone Achievement Certificate" shall have the meaning prescribed in the GIMI Topsides Agreement;

"Minimum Performance" means when the Equipment has achieved, in the aggregate (and, for the avoidance of doubt, not on an individual train basis), an average LNG output of at least [*****] of the Guaranteed LNG Output over a period of [*****] consecutive hours;
"OFE" means all the equipment and other supplies specified in Appendix 4 (OFE And Owner Engineering Deliverables Ros Dates) to be furnished by the Owner to the Contractor in accordance with this Agreement;
"Original Contract" shall have the meaning given to it in the Recitals to this Agreement;
"Other FM Event" shall have the meaning given in Article 31.1 (Force Majeure);
"Other FM Event Start Date" shall have the meaning given in Article 31.1 (Force Majeure);
"Outstanding Works" shall have the meaning given in Article 18.2 (Mechanical Completion);
"Owner Background Intellectual Property" means the pre-existing Intellectual Property Rights of the Owner and original drawings, specifications, reports, and other engineering documents which the Owner prepares and delivers pursuant to this Agreement and any Intellectual Property Rights of the Owner developed, used or modified by the Owner in the performance of its obligations in this Agreement;
"Owner Guarantor" means Golar LNG Limited and any other shareholder (directly or indirectly holding shares) in the Owner.
"Owner Rely-Upon Information" means all the information contained in the documents listed in Appendix 1C (Owner Rely-Upon Information);
"Owner Request" shall have the meaning given to it in Article 14.16 (LOA Variations);
"Owner's Group" means, collectively, the group of entities and persons comprising of the Owner, its immediate customer(s) in respect of the Vessel, such customer's or customers' intermediate and ultimate clients (who can benefit from the use of or employment of the Vessel whether as a charterer of the Vessel or from the exploration or production of hydrocarbons or otherwise), the Affiliates of each and every one of the foregoing entities at all tiers, each and every one of the contractors and subcontractors, excluding any member of the Contractor's Group or the Sub-Contractor's Group, at all tiers of the foregoing entities, invitees or guests of the Owner, the registered (or beneficial) owner, manager and crew of the Vessel and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities, but excluding any member of the Contractor's Group or of the Sub-Contractor's Group;
"Owner's Final Notice to Proceed" shall have the meaning given to it in Article 5.1 (Owner’s Final Notice to Proceed);
"Owner's Representative" shall be the representative of the Owner appointed pursuant to Article 12.1 (Supervision, Drawings, Approval & Inspection & Tests);
"Owner's Spares" means the two-year operational and capital spares in respect of the Equipment that are OFE;
"Parent Company Guarantee" means the guarantee from the parent company of a Party substantially in the form set out in Appendix 10 (Forms) or otherwise in form and substance satisfactory to the beneficiary of the relevant guarantee (being the Contractor or the Owner, as applicable);
"Partial Completion Review-point" [*****];
"Parties" means both the Contractor and the Owner. A "Party" means either the Contractor or the Owner;

"Payment Advance" shall have the meaning given to it in Article 16.9 (Contract Price and Terms of Payment);
"Performance Guarantees" means those guarantees by the Sub-Contractor specified in Appendix N (Performance Guarantees) of the GIMI Topsides Agreement;
"Performance Tests" means the tests set out in the Specifications to be carried out by the Owner with the assistance of the Sub-Contractor at the Project Site;
"Plans" mean drawings, documents and specifications which are required under this Agreement and the Specifications to be submitted to the Owner for approval;
"Political FM Event" shall have the meaning given in Article 31.1(b) (Force Majeure);
"Political FM Event Start Date" shall have the meaning given in Article 31.1(b) (Force Majeure);
"Position Notice" Shall have the meaning given to it in Article 48.3 (Expert Determination);
"Pre-Sailaway Commissioning Certificate" means a certificate following successful Commissioning of the Works as referred to in Article 20.2 (Pre-Sailaway Commissioning of the Works);
"Pre-Sailaway Commissioning of the Works" means inspections and testing to verify and document functionality and operability of the Works;
"Pre-Sailaway Sub-Contract Works Commissioning" means those activities set out in Appendices J (Contractor Liaison and Pre-Sailaway Commissioning Plan/Schedule and Ship Ready to Sail Checklist), K (Onsite Commissioning and Startup Plan and Schedule) and Z (Mechanical Completion and Startup Responsibilities) of the GIMI Topsides Agreement as will be detailed in the pre-sailaway commissioning procedures to be developed by the Contractor based on the operations manual to be developed by the Sub-Contractor;
"Pre-Sailaway Sub-Contract Works Commissioning Certificate" means a certificate in the form of Appendix X (Forms) of the GIMI Topsides Agreement;
"PRICO® Licence Agreement" means the agreement between the Owner and Black and Veatch Corporation pursuant to which Black and Veatch Corporation shall licence to the Owner certain PRICO® technology on the terms and conditions set forth therein;
"Prohibited Act" shall have the meaning given in Article 35.1 (Prohibited Acts);
"Project Information" shall mean all technical reports, data, designs, drawings, bill of materials, estimates, instructions, weight information, specifications, recommendations, certificates or other documents or information developed, provided by or on behalf of one party to another party (whether the Owner, the Contractor, or the Sub-Contractor) from time to time showing dimensions, work methods and any other details whatsoever of a technical nature for the purposes of the this Agreement, the GIMI Topsides Agreement, and the FEED Update Report;
"Project Schedule" means the schedule for the execution of the Works, as detailed in Appendix 1D (Preliminary project schedule, including key milestone dates), as may be amended from time to time in accordance with this Agreement;
"Project Site" means the LNG Hub Facilities and such other locations (if any) where the Project Site Works are to be carried out;
"Project Site Commissioning" means those activities set out in Appendix D (Definition of Services/Division of Responsibility Table), Appendix K (Onsite Commissioning and Startup Plan and Schedule) and Appendix Z (Mechanical Completion and Startup Responsibilities) of the GIMI Topsides Agreement and leading up to Startup of each train of LNG and all the Equipment, the performance of the Performance Tests and ending at Final Acceptance as will be detailed in the Commissioning Protocol;
"Project Site Personnel" means all personnel provided by the Owner for the Project Site Works, to include, officers and crew, mechanics, labourers, skilled craftsmen, technicians, operators trained by the Sub-Contractor and all other personnel in sufficient quantity and quality to undertake in good time all activities required at or near the Project Site;
"Project Site Works" means the works and services to be performed by the Sub-Contractor after the Vessel has arrived at the Project Site and up to and including Final Acceptance, and the works and services to be performed at the Project Site by the Project Site Personnel, as more particularly described in Appendix D (Definition of Services/Division of Responsibility Table), Appendix K (Onsite Commissioning and Startup Plan and Schedule) and Appendix Z (Mechanical Completion and Startup Responsibilities) of the GIMI Topsides Agreement;
"Protocol of Mechanical Completion" means the document in the form set out in Appendix 10 (Forms);
"Protocol of Redelivery and Acceptance" means the document in the form set out in Appendix 10 (Forms);
"Provisional Conversion Price" shall have the meaning given to it in Article 16.3 (Contract Price and Terms of Payment);
"Provisional Re-measurable Price" shall have the meaning given to it in Article 16.2 (Contract Price and Terms of Payment);
"Prudent Engineering and Construction Practice" means a thorough, efficient and workmanlike manner with due diligence and care by qualified and competent personnel, exercising that degree of skill and diligence which would ordinarily be expected from a skilled and experienced international contractor engaged in a similar undertaking to the Contractor's Scope;
"Ready for First Gas" shall occur when the conditions set forth in Clause 31.1 of the GIMI Topsides Agreement have been achieved;
"Ready for First Gas Hold-point" [*****];
"Ready for First Gas Certificate" means the certificate issued by the Owner to the Sub-Contractor in accordance with Clause 31 of the GIMI Topsides Agreement;
"Redelivery" means the final acceptance by the Owner of the Works in accordance with Article 23 (Redelivery) as evidenced by the concurrent delivery of a Protocol of Redelivery and Acceptance by the Owner and Contractor to each other;
"Redelivery Date" shall mean the scheduled date for Redelivery is required to take place as notified by the Contractor to the Sub-Contractor, which as of the Date of Agreement is scheduled as:

(a)	if a Limited Notice to Proceed is issued, the later of [*****] from the LNTP Date and [*****] from the Commencement Date; or

(b)	if no Limited Notice to Proceed is issued, [*****] from the Commencement Date, as such date may be adjusted or postponed in accordance with the terms of this Agreement.
"Regulatory Body" means the flag state of the Vessel, namely, the Marshall Islands;
"Re-measurable Scope" shall have the meaning given to it in Article 16.2 (Contract Price and Terms of Payment);

"Resident Subcontractor" means an individual, person, company or other legal entity providing services to the Contractor under a contract of services and not of employment, but working under the routine organisation, direction and supervision of the Contractor;
"Restricted Party" means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);
"Review-Point" means each and any of the following:

(a)	[*****];

(b)	[*****]; and

(c)	[*****];
"Safety Critical Works" [*****]:

(a)	[*****];

(b)	[*****]; and

(c)	[*****];
"Sailaway" means the departure of the Vessel from the anchorage or location referred to in Article 24 (Sailaway);
"Sailaway Hold-point" [*****];
"Saint Louis Offshore Profond Block JOA" [*****];
"Saint Louis Offshore Profond Block Owners" [*****];
"Sanctions" means the economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") (together the "Sanctions Authorities");
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;
"Scheduled Commissioning Period" shall be the period of [*****] from the Commissioning Start Date;
"Specifications" means, collectively, the specifications and general drawing arrangements contained in Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work), including any amendments thereto pursuant to the terms of this Agreement;
"Startup" means, for each train, that period of time beginning with the initial operation of the Equipment for the production of LNG and ending at achievement of Final Acceptance;

"Sub-Contractor" means a consortium consisting each of Black and Veatch Corporation, Black and Veatch International Company, Black and Veatch Singapore Pte. Ltd., Black and Veatch (Beijing) Engineering Design Co. Ltd. and any other entity designated as the Sub-Contractor under the GIMI Topsides Agreement from time to time;
"Sub-Contractor Background Intellectual Property" means the pre-existing Intellectual Property Rights of the Sub-Contractor and the original drawings, specifications, reports and other Project Information which the Contractor prepares and delivers pursuant to the GIMI Topsides Agreement and any intellectual property of the Sub-Contractor developed, used or modified by the Sub-Contractor in the performance of the Sub-Contract Works;
"Sub-Contract Works" means the product of work by the Sub-Contractor in the performance of the Topsides Scope;
"Subjective Error" shall have the meaning given to it in the GIMI Topsides Agreement;
"Sub-Contractor's Group" means, collectively, the group of entities and persons comprising of the Sub-Contractor, its Affiliates, its contractors and sub-contractors at all tiers and the representatives, agents, officers, directors, employees and personnel of each and every one of the foregoing entities;
"Suspended Works" shall have the meaning given to it in Article 32.1 (Suspension);
"Target Connection Date" means the date designated as such pursuant to the Lease and Operate Agreement as notified by the Owner to the Contractor;
"Technical Dispute" shall have the meaning given to it in Article 48.3 (Expert Determination);
"Technical Dispute Submission" shall have the meaning given to it in Article 48.3 (Expert Determination);
"Technical Services Agreement" shall have the meaning given to it in the Recitals to this Agreement;
"Third Party" means a person who is not within the Contractor's Group, the Owner's Group or the Sub-Contractor's Group;
"Topsides Price" means the price payable by the Owner to the Contractor under the GIMI Topsides Agreement in respect of the Sub-Contract Works;
"Topsides Scope" means the scope of work of the Sub-Contractor as stated in Appendix 2 (The GIMI Topsides Agreement);
"Unit Area" means [*****];
"Upstream Facilities" means [*****];
"UUOA" means [*****];
"Variations" means any variation or modification to the Works (including the methodology for executing the Works, as contemplated by Article 14 (Variations);
"Variation Cost" shall have the meaning given to it in Article 14.25 (Variation Cost);
"Variation Order" means the document issued in the form set out in Appendix 16 in accordance with Article 14 (Variations);
"Variation Order Proposal" means the document issued in the form set out in Appendix 17 in accordance with Article 14 (Variations);

"Variation Request" shall have the meaning given to it in Article 14.1 (Variation Request);
"Vessel" shall have the meaning given to it in the Recitals to this Agreement;
"Vessel Leaving The Yard" shall have the meaning given to it in Article 21.1 (Vessel Leaving the Yard);
"Warranty Period" shall have the meaning given to it in Article 36.1 (Warranty);
"Works" means works to be carried out by the Contractor pursuant to this Agreement; and
"Yard" means any of the shipyards occupied or operated by the Contractor or the Contractor's Affiliates in Singapore.

1.2	For the avoidance of doubt, the reference to "contractors and sub-contractors at all tiers" shall be a reference to each and every person or entity:-

(a)
In the case of Contractor's Group, who has been contracted by any person falling within the definition of the Contractor's Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to the performance of the Contractor's obligations or any part thereof under this Agreement; or

(b)
In the case of the Owner's Group, who has been contracted by any person, falling within the definition of the Owner's Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to or connected with the Vessel including, but not limited to, the supervision or inspection of the Vessel in its various stages of the Works or the supply and installation of equipment or machinery not within the scope of the Contractor's obligations under this Agreement or the operation of the Vessel; or

(c)
In the case of the Sub-Contractor's Group, who has been contracted by any person falling within the definition of the Sub-Contractor's Group (including such person or entity) to perform any work and/or supply any materials, equipment or services in any way whatsoever related to the performance of the Sub-Contractor's obligations or any part thereof under the GIMI Topsides Agreement.

1.3	Unless the context otherwise requires:

(a)	the singular shall include the plural and the plural the singular, and words indicating persons shall include firms and corporations;

(b)	words of any gender include each other gender;

(c)	the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import;

(d)
references to any agreement (including without limitation this Agreement), document or instrument shall include (subject to all relevant approvals and any other provision of this Agreement expressly concerning such agreement, document or other instrument) a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned;

(e)
the Article headings in this Agreement, including the cover page and table of contents, are for convenience of reference only and not for purposes of construction or interpretation of its provisions; and

(f)	references to "Article", "paragraph", or "Appendix" are to the Articles, paragraphs and Appendices, respectively, of this Agreement.

1.4
The following documents together forming this Agreement are to be taken as mutually explanatory of one another. For the purposes of interpretation, the priority of the documents shall be in accordance with the following sequence:

(a)	Articles 1 (Definitions) – 54 (Human Rights) of this Agreement (excluding the Appendices);

(b)	Clauses 1 –68 of the GIMI Topsides Agreement;

(c)	Appendix 1A (Owner's Basis of Design);

(d)
Appendix 1B (Outline specification of conversion, Specification of dry-docking and repair work); Appendix 1C (Owner Rely-Upon Information), and Appendix 1D (Preliminary project schedule, including key milestone dates);

(e)	Appendix 3 (Price schedule);

(f)	All other Appendices; and

(g)	The appendices of the GIMI Topsides Agreement in the order set out in Clause 1.3 of the GIMI Topsides Agreement.

2.	EFFECTIVE DATE

2.1
With the exception of Articles 39 (Patents, Trademarks, Copyrights Etc.), 41 (Confidentiality), 43 (Notices), 45 (General), 46 (Taxes & Duties), 47 (Interpretation), and 48 (Dispute Resolution) (which entered into full force and effect on and from 27 October 2014), the Parties acknowledge that the provisions of this Agreement shall become effective on the satisfaction of the following:

(a)	the Contractor shall have provided to the Owner a Parent Company Guarantee and the Owner shall have provided to the Contractor a Parent Company Guarantee;

(b)	the GIMI Topsides Agreement shall have become effective pursuant to Clause 2 therein;

(c)	the PRICO® Licence Agreement shall have been executed by the Owner and Black and Veatch Corporation and all payment obligations thereunder, if any, are current;

(d)	the Owner, the Contractor and the Sub-Contractor shall have entered into the GIMI Direct Agreement;

(e)	any other payment obligations under this Agreement due before the Effective Date shall have been paid in full; and

(f)	title to the shares in the Vessel shall be transferred from Golar GIMI Limited to the Owner.

2.2
Both Parties acknowledge that all of the conditions in Article 2.1 (Effective Date) have been fulfilled on the Effective Date. For the avoidance of doubt, the Parties further acknowledge that the Effective Date of the GIMI Topsides Agreement is 18 February 2015.

2.3
The Contractor and the Sub-Contractor shall only commence the LNTP Works and the LNTP Topsides Works respectively following the Owner's issuance of the Owner's Limited Notice to Proceed in accordance with Article 4 (LNTP Works).

3.	FEED UPDATE

3.1
The Owner has provided the Contractor and the Sub-Contractor with the Basis of Design and the Owner Rely-Upon Information for the Contractor and the Sub-Contractor to make amendments to, such amendments including those which are required to reflect the impact on the Works and Sub-Contract Works of the differences between the vessel known as the m.v. HILLI ("HILLI") (which has been constructed under the Engineering, Procurement and Construction Contract in respect of the HILLI dated 22 May 2014 ("HILLI Contract")) and the Vessel.

3.2
The Contractor has relied on the Basis of Design and Owner Rely-Upon Information in order to carry out the front-end engineering design update for the Contractor's Scope and engage the Sub-Contractor to carry out the front-end engineering design update for the Sub-Contract Works (the results of which are collectively the "FEED Update Report").

3.3	The FEED Update Report has been completed and endorsed by the Owner and incorporated in Appendix 1B (Outline, specification of conversion, Specification of dry-docking and repair work).

3.4
In the event the Owner, in its absolute discretion, revises the Basis of Design and/or Owner Rely-Upon Information after the Date of Agreement or but prior to the Contractor's receipt of the Owner's Final Notice to Proceed, the Contractor's Scope and/or the Specifications shall be modified and/or changed in accordance with Article 14 (Variations).

4.	LNTP WORKS

4.1
Unless any of the following items (a) to (b) are waived by both Parties, the Owner may give notice for the Contractor to commence performance of LNTP Works in the form attached hereto as Appendix 10 (Forms) ("Limited Notice to Proceed") at any time after the following items have occurred:

(a)	the Contractor receives payment of such amounts as are required in order for the Contractor to make payment to the Sub-Contractor under Clause 3 of the GIMI Topsides Agreement; and

(b)	the Contractor receives payment of [*****] (the "GIMI MBC Down Payment").

4.2	Upon the LNTP Date, but prior to the Contractor's receipt of the Owner's Final Notice to Proceed:

(a)
the Contractor shall only perform those portions of the Works which are (a) listed in Appendix 11 (LNTP Works And LNTP Topsides Works) of this Agreement to the extent instructed by the Owner and/or (b) as may be mutually agreed between the Owner and the Contractor (such Works shall be known as "LNTP Works" and set out in Appendix 11 (LNTP Works And LNTP Topsides Works)); and

(b)
the Contractor shall only authorise the Sub-Contractor to perform Sub-Contract Works (i) listed in Appendix 11 (LNTP Works And LNTP Topsides Works) of this Agreement and/or (ii) as may be mutually agreed by the Owner, the Contractor and the Sub-Contractor in accordance with Clause 3.2 of the Topsides Agreement, which agreement shall not be unreasonably delayed or withheld (such Sub-Contract Works shall be known as "LNTP Topsides Works").

4.3
The scope and timing of completion of the LNTP Works and the LNTP Topsides Work are set out in Appendix 11 (LNTP Works And LNTP Topsides Works) of this Agreement. With respect to any vendor's cancellation costs, such cancellation costs related to LNTP Works shall be mutually agreed by the Owner and Contractor in advance and reflected in Appendix 11 (LNTP Works And LNTP Topsides Works).

4.4
The Owner shall pay the Contractor and the Sub-Contractor for their performance of the LNTP Works and the LNTP Topsides Work on a monthly basis in arrears or at such intervals as may be otherwise mutually agreed by the Owner, the Contractor and the Sub-Contractor. The Contractor shall submit to the Owner an invoice for the payment of the LNTP Works and the LNTP Topsides Work not later than [*****] before the date when such payment is due in order for the Owner to make the requisite payment to the Contractor and the Sub-Contractor, provided that (a) the Contractor shall apply the GIMI MBC Down Payment in respect of the amounts due for the LNTP Works up to the limit of the GIMI MBC Down Payment in accordance with this Article 4.4 (LNTP Works) and (b) the Sub-Contractor shall apply the GIMI Down Payment in respect of the amounts due for the LNTP Topsides Works up to the limit of the GIMI Down Payment in accordance with Clause 3.4 of the GIMI Topsides Agreement.

4.5	The LNTP Works form part of the Works and shall be performed in accordance with this Agreement.

4.6
The Contractor shall submit to the Owner an invoice for the payment of the LNTP Works not later than [*****] before the date when such payment is due in order for the Owner to make the requisite payment to the Contractor.

4.7
The Contractor shall commence the performance of and shall carry out the LNTP Works expeditiously and in accordance with Article 4 (LNTP Works) of this Agreement, the GIMI Direct Agreement, and such written instructions (subject to Article 14 (Variations)) as may from time to time be given by the Owner to the Contractor.

5.	OWNER’S FINAL NOTICE TO PROCEED

5.1	At any time after the following have occurred or been waived in writing:

(a)	the Effective Date;

(b)	all of the items in Article 4.1 (LNTP Works) have been fulfilled;

(c)	the "Effective Date" in the GIMI Topsides Agreement;

(d)
the Contractor providing evidence that all required Authorisations as are necessary for the commencement of the Works and which are the responsibility of the Contractor have been granted to the Contractor (and, if requested, evidence which is reasonably acceptable to the Owner);

(e)
the Contractor's receipt of written notices from both the Owner and the Sub-Contractor that all undisputed payment obligations under the PRICO® License Agreement and the GIMI Topsides Agreement have been satisfied;

(f)	[*****];

(g)
the Owner having demonstrated that it has secured any external finance as may be necessary (and has provided to Contractor upon request reasonable evidence that it has secured and is maintaining such finance) to fund the Works under this Agreement and the Sub-Contract Works under the GIMI Topsides Agreement, and

(h)	title to the shares in the Vessel having been transferred from the Original Owner to the Owner and evidence of such transfer has been given by the Owner to the Contractor, the Owner may in its sole discretion issue the Owner's Final Notice to Proceed ("Owner's Final Notice to Proceed") to the Contractor. Such Owner's Final Notice to Proceed shall authorise the Contractor to perform the full scope of the Works, and direct the Contractor to authorise the Sub-Contractor to perform the full scope of the Sub-Contract Works (pursuant to Clause 4.1 of the GIMI Topsides Agreement).

5.2	Upon Contractor's receipt of the Owner's Final Notice to Proceed, the Contractor shall issue to the Sub-Contractor the FNTP (as defined in Clause 4.1 of the GIMI Topsides Agreement).

5.3	Following the Contractor's receipt of the Owner's Final Notice to Proceed, the Contractor shall have received from the Owner:

(a)
within five (5) Days, payment of a sum equivalent to the first instalment and the Payment Advance described in Articles 16.4(a) (Contract Price and Terms of Payment) and 16.9 (Contract Price and Terms of Payment) (as applicable), less any sums already paid pursuant to Article 2.1(e) (Effective Date); and

(b)	within three (3) Days, such amounts are required so as to enable the Contractor to pay the Sub-Contractor in accordance with Clause 4.2 of the GIMI Topsides Agreement and notify the Owner of the same.

5.4	Upon the Commencement Date, the Contractor shall commence the performance of the Works in accordance with and subject to the terms and conditions set out in this Agreement.

5.5
In the event that the Contractor does not receive the Limited Notice to Proceed by 31 December 2018 this Agreement shall be automatically terminated for the Owner's convenience on 1 January 2019 pursuant to Article 34.1 (Termination for Convenience), unless the Owner, the Contractor and the Sub-Contractor (pursuant to Clause 4.9 of the GIMI Topsides Agreement) agree otherwise in writing. However, the notice provisions of Article 34.1 (Termination for Convenience) shall not apply in such circumstance.

5.6	In the event the Commencement Date does not occur within four (4) months after the LNTP Date:

(a)
the Contractor shall be entitled to claim, for the period commencing on the date falling four (4) months after the LNTP Date until the date falling seven (7) months after the LNTP Date, its actual and reasonably incurred incremental costs (including berthing costs) and an adjustment to the Project Schedule as a consequence of the delay in issuing the Owner’s Final Notice to Proceed in accordance with Article 14 (Variations); and

(b)
Following the expiry of the period described in (a) above, the parties shall meet to discuss in good faith a reasonable adjustment to the Contract Price and adjustments to any other parts of the Agreement directly affected by the delay (including the Project Schedule) required as a result of the delay in issuing of the Owner’s Final Notice to Proceed.

5.7
In the event that the Contractor does not receive the Owner’s Final Notice to Proceed by 31 December 2019, this Agreement shall be automatically terminated for the Owner's convenience on 1 January 2020 pursuant to Article 34.1 (Termination for Convenience), unless the Owner, the Contractor and the Sub-Contractor (pursuant to Clause 4.9 of the GIMI Topsides Agreement) agree otherwise in writing. However, the notice provisions of Article 34.1 (Termination for Convenience) shall not apply in such circumstances.

6.	DELIVERY OF THE VESSEL

6.1	The Owner shall notify the Contractor in writing at least sixty (60) Days, thirty (30) Days and fifteen (15) Days in advance of the arrival of the Vessel at the Yard.

6.2
The Owner shall deliver the Vessel to the Contractor no later than one (1) month after the Commencement Date with its tanks emptied, cleaned and gas-freed, as necessary in order for the Vessel to enter the Yard.

6.3
Upon Delivery of the Vessel by the Owner to the Contractor, the Owner shall execute a declaration that ownership of the Vessel vests in the Owner or the Original Owner and the Vessel is free and clear of all mortgages, liens, charges, encumbrances and other claims whatsoever, and shall undertake, at its cost and expense, to maintain such status of the Vessel until Vessel Leaving The Yard (other than a mortgage (or security interest) in favour of the Owner’s credit providers to be duly notified to the Contractor).

6.4	Upon Delivery, the Parties shall execute the Delivery Certificate to evidence the delivery of the Vessel and the date thereof, whereupon Delivery shall have been accomplished.

6.5
Not later than Delivery, the Owner shall, at its own cost and expense, forthwith engage the Classification Society to determine and certify whether any repair and life extension works, additional to those set out in Appendix 2 (The GIMI Topsides Agreement) will be required in respect of the Vessel. If additional work or repairs are required in respect of the Vessel, such additional work or repairs may if the Owner so requires be incorporated as part of the Works by a Variation Order in accordance with Article 14 (Variations).

6.6
From Delivery to the time of Vessel Leaving The Yard in accordance with Article 21 (Vessel Leaving the Yard) the Vessel shall be in the possession of and at the risk of the Contractor, but title to the Vessel shall remain with the Owner.

6.7	For the avoidance of doubt, the Owner shall be responsible for all port dues incurred by the Vessel.

7.	PERFORMANCE OF THE WORKS

7.1	The Contractor shall perform the Works in accordance with:

(a)	Prudent Engineering and Construction Practice (including in the international maritime and oil and gas industries);

(b)	the requirements of the Classification Society;

(c)	the Specifications;

(d)	Applicable Laws;

(e)	the rules, regulations and requirements of the Regulatory Body as at the Date of Agreement; and

(f)	any other requirements of this Agreement.

7.2	Without prejudice to the generality of Article 7.1 (Performance of the Works), the Contractor shall be responsible for the conduct of the Works and shall:

(a)	provide suitably qualified and competent personnel; and

(b)	to the extent not otherwise expressly provided for:

(i)	in this Agreement, perform the Works in a manner consistent with relevant International Standards (which shall be selected by the Contractor); and

(ii)	in the GIMI Topsides Agreement, procure that the Sub-Contractor performs the Sub-Contract Works in a manner consistent with International Standards (which shall be selected by the Sub-Contractor);

(c)
be responsible for the adequacy of the HSSE standards in accordance with the HSSE Plan (to the extent applicable to the Works) that is to be implemented in connection with the performance of the Works.

7.3
The Sub-Contractor shall perform the Sub-Contract Works. The Owner shall co-operate with the Contractor in the efficient and timely performance of this Agreement and the GIMI Topsides Agreement so as to avoid any unnecessary cost or expense to the Contractor and any unnecessary impact on the Works.

7.4
The Owner recognises and accepts that the Contractor is reliant on the Owner-nominated Sub-Contractor for the performance of the Sub-Contract Works and does not have the capability to perform the Sub-Contract Works itself. It is the intention of the Parties that the Contractor does not undertake any of the obligations of the Sub-Contractor under the GIMI Topsides Agreement, but that the Works shall include but not be limited to the management and co-ordination of the Sub-Contract Works, including expediting the Sub-Contractor and the assembly, installation and integration of the Equipment in accordance with Prudent Engineering and Construction Practice.

7.5
All equipment and materials supplied by the Contractor in the performance of its obligations under this Agreement shall be new and unused (unless agreed otherwise), originally manufactured with certificates of quality and of the Classification Society where normally available.

7.6
All old parts and equipment of the Vessel shall remain the property of the Owner and may be removed by the Owner if it wishes. All materials scrapped except the shaft and propeller shall become the property of the Contractor.

8.	DESIGN RESPONSIBILITY

8.1
The Owner shall at all times remain and be responsible for the Basis of Design and the Owner Rely-Upon Information, including any subsequent amendments or supplements of the same. Where not specifically addressed elsewhere in this Agreement, the HILLI design principles shall be adopted as the basis for the detailed engineering development of the Vessel.

8.2	The Contractor shall at all times remain and be responsible for all design and engineering within the Contractor's Scope, subject to Article 8.1 (Design Responsibility).

8.3
It is acknowledged by the Parties that the Specifications in respect of the Contractor's Scope set out in Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work) shall be developed by the Contractor pursuant to the FEED Update Report which was based on and from the Basis of Design and Owner Rely-Upon Information provided by the Owner. The Contractor shall perform the detailed engineering for the Contractor's Scope based on Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work) and all other requirements in this Agreement. Notwithstanding the above, the Parties acknowledge that certain portions of the Contractor's Scope have been developed in reliance by the Contractor on information provided to it by the Sub-Contractor.

8.4
It is acknowledged by the Parties that the Specifications in respect of the Topsides Scope set out in Appendix 2 (Topsides Agreement) have been developed by the Sub-Contractor pursuant to the FEED Update Report which was based on and from the Basis of Design and the Owner Rely-Upon Information.

9.	CLASSIFICATION, CERTIFICATION AND DOCUMENTATION

9.1
The Works shall so far as applicable be performed in accordance with the rules (the edition and amendments thereto being in force as of the Date of Agreement) of the Classification Society and the Vessel shall be converted to the notation:

"✠OI Ship-Shaped LNG Production and Storage Unit, POSMOOR"
For the avoidance of doubt, PROD notation is not required and the Topsides Scope shall not be classed.

9.2
The Equipment and Sub-Contract Works are to be certified to be in accordance with DNVGL-OS-E201 ("Oil and Gas Processing Systems", as at July 2017). Where the Certification Body requires further certification of equipment beyond that listed in Appendix L (Approval Document List) and Appendix M (Equipment and Material with DNV Certification Levels) of the GIMI Topsides Agreement in order for the topsides to achieve compliance with DNVGL-OS-E201, the Contractor shall be entitled to claim such costs from the Owner as the Sub-Contractor is entitled to claim from the Contractor under the GIMI Topsides Agreement.

9.3	Decisions of the Classification Society as to compliance or non-compliance of the Works with its requirements shall be final and binding upon both Parties.

9.4
The Works shall also comply with Applicable Laws and with the rules, regulations and the requirements of the Regulatory Body in each case as in force at the Date of Agreement. Machinery and/or equipment supplied by the Contractor as part of the Works shall be provided with such maintenance/operation manuals, drawings, standard maker's tools and spare parts, and maker's certificate of origin as the Contractor may receive at no extra cost to it from the vendor.

9.5
All fees and charges incidental to the classification and with respect to compliance with the above referred Applicable Laws, rules, regulations and requirements in respect of the Contractor's Scope shall be for the account of the Contractor. The Owner shall be responsible for all fees and expenses of the Classification Society save in respect of equipment certification.

9.6	The Owner shall at its own cost and expense keep the Vessel registered under the laws of the Regulatory Body from Delivery until Redelivery.

9.7
The GIMI Topsides Agreement provides that the Sub-Contractor shall deliver where appropriate certification of the Certification Body of the compliance of the relevant Equipment and Sub-Contract Works with DNVGL-OS-E201.

10.	FACILITIES FOR THE OWNER AT THE YARD

10.1	Within thirty (30) Days of the Commencement Date and until Redelivery, the Contractor shall provide the following facilities at the Yard for use by the Owner:-

(a)	Office space for up to [*****] employees of the Owner;

(b)	Office space for up to [*****] employees of the Lessee;

(c)	Two (2) international telephone and facsimile lines each;

(d)	One (1) facsimile/scanner/photocopier machine; and

(e)	Electronic mail facilities, including internet broadband connection complete with two standalone computers.

10.2
The Owner shall pay for all international telephone, facsimile, electronic mail and internet charges incurred by it. The Contractor shall pay for all domestic telephone and facsimile charges incurred by the Owner.

10.3	The Contractor shall provide additional office space for up to [*****] persons for one year prior to Redelivery.

11.	SUB-CONTRACTING

11.1
Except as provided in this Article 11 (Sub-Contracting), Contractor may not subcontract part of the Works to any third party without the prior written consent of the Owner, such consent not to be unreasonably withheld. The Contractor:

(a)	shall only subcontract the Sub-Contract Works and the LNTP Topsides Works to the Sub-Contractor;

(b)	may subcontract the Works freely to any of its Resident Subcontractors and Affiliates;

(c)
shall nominate any subcontractor, supplier or vendor from the Approved Vendor list for equipment it intends to procure. The Owner may within 7 Days require the Contractor to select a different subcontractor, supplier or vendor from the list, carrying, through a Variation Order, any cost difference and schedule impact, which is to be reasonably proven by the Contractor. If the Contractor wishes to procure any equipment that is not listed in Approved Vendor list, the Contractor shall obtain the prior written approval from the Owner, which shall not be unreasonably withheld or delayed; and

(d)	may not in the performance of the Works use or procure any materials or equipment which has been produced in Bangladesh or is supplied by a Bangladeshi supplier, vendor or subcontractor.

11.2
The Contractor shall neither sub-contract nor delegate any portion of the Works (except to subcontractors or suppliers on the Approved Vendor List) which (a) have a value in excess of [*****] or (b) are on the list of Safety Critical Works without the consent of the Owner. Prior to seeking such consent, the Contractor shall:

(a)
notify the Owner of its intention to enter into any subcontract, providing details of the proposed subcontractor including trading names, nature of materials, plant, equipment and/or services to be procured, for that part of the Works which the Contractor wishes to subcontract;

(b)	provide the Owner, upon request, with copies of the terms and conditions of any contract (with sensitive commercial information redacted);

(c)	provide the Owner with such information in relation to each proposed subcontractor as the Owner may reasonably require; and

(d)
conduct appropriate risk based due diligence (including by way of the Contractor's own internal due diligence procedures which have been approved by the Owner) on a proposed sub-contractor including on the ability of the proposed sub-contractor to perform that part of the Works which the Contractor wishes to subcontract, and, on the first (1st) anniversary of the signing date of that sub-contractor's subcontract with Contractor, and annually thereafter, the Contractor shall undertake a risk based review to ensure the sub-contractor remains suitable (technically, financially and from a compliance perspective) to perform that part of the Works they are subcontracted to engage in.

11.3
The Contractor shall respond to any request for approval pursuant to this Article 11 (Sub-Contracting) and Clause 53 of the GIMI Topsides Agreement within [*****] following the date of the Contractor's request and within [*****] following the date the Owner receives, as forwarded by the Contractor, the Sub-Contractor's request made pursuant to Clause 53 of the GIMI Topsides Agreement.

11.4
Subcontracting of all or any part of its obligations under this Agreement shall not relieve the Contractor from any of its obligations under this Agreement and the Contractor shall be responsible, only in the performance of the Works, for the acts or defaults of any of its subcontractors (other than the Sub-Contractor), its agents or employees, as if they were the acts or defaults of the Contractor itself.

11.5	The Contractor shall ensure that any sub-contract it enters into and, to the extent the Owner deems necessary, any sub-sub-contract entered into contains:

(a)
provisions ensuring that the sub-contractor complies with the Localisation Plan (to the extent the Owner requires for the commissioning or warranty related activities performed in the Countries) and applicable laws;

(b)	provisions permitting the Inspection Parties to monitor the performance of the Works in accordance with Article 12.4 (Inspection and Testing);

(c)
only to the extent directed by the Owner prior to entry into the subcontract (after discussing with the Contractor (in the case of subcontractors or suppliers on the Approved Vendor List, to discuss and create a list within [*****] from the LNTP Date), provisions for the novation of such directed or listed subcontracts to the Lessee on termination of the Lease and Operate Agreement;

(d)	anti-bribery and corruption and human rights obligations equivalent to those set out in Article 35 (Business Principles) and Article 54 (Human Rights);

(e)	rights for the Inspection Parties to audit the subcontractor's records to the same extent as the Owner is entitled to in accordance with Article 52 (Audit);

(f)	obligations of confidentiality equivalent to those set out in Article 41 (Confidentiality); and

(g)
where the subcontractors will have direct or indirect access to the Lessee's Confidential Information and/or IT systems (whether through email or other form of electronic communication or otherwise), digital security obligations equivalent to those set out in Article 53 (Digital Security).

12.	SUPERVISION, DRAWINGS, APPROVAL & INSPECTION & TESTS
Supervision

12.1
The Owner shall, promptly following the LNTP Date or the Commencement Date (where no Owner's Limited Notice to Proceed is issued), appoint at its own cost and expense, to the extent required by Prudent Engineering and Construction Practice, a properly qualified, competent and experienced representative who shall be duly authorized for and on behalf of the Owner (the "Owner's Representative",which person may be replaced by written notice to the Contractor from time to time) to supervise the Works. The Owner's Representative shall have full authority to act for and on behalf of the Owner in all matters connected with this Agreement, to approve drawings, Plans, documentation, attend all tests and inspect all workmanship, equipment and materials during the course of the performance of the Works. The Owner's Representative shall have full and free access at all reasonable times to inspect, check, request copies of calculations and samples of materials and make test of the Works as they are performed and shall inform the Contractor as soon as practicable if any particulars of the Works inspected do not comply with this Agreement. For all such purposes, the Owner's Representative shall be given full and free access to the Yard and such other places of business of the Contractor (subject to compliance with safety rules and other work regulations applicable to such places) and its subcontractors, if any, and the Contractor shall ensure that such subcontractors are informed of the Owner's Representative's rights of access to their premises for such purposes. Failure of the Owner's Representative to inspect or to call to the attention of the Contractor any particulars in which the Works do not comply with this Agreement shall in no way relieve the Contractor of its obligations under this Agreement. The Owner may by notice in writing inform the Contractor of any change in its appointment of the Owner's Representative at any time at its own discretion.

12.2
The Owner's Representative may delegate any of his powers to attend tests, inspect workmanship, equipment and materials to another properly qualified, competent and experienced person and to the extent that it elects to do so, the Contractor shall be entitled to rely on the actions of such person as if he were the Owner's Representative for the purposes of the matters delegated to him.

12.3
The Contractor shall, promptly following the LNTP Date or the Commencement Date (where no Owner's Limited Notice to Proceed is issued), appoint and maintain at the Yard at its own cost and expense a properly qualified, competent and experienced representative (the "Contractor's Representative") to whom all enquiries of the Owner's Representative shall be directed. The Contractor's Representative shall have full authority to act for and on behalf of the Contractor in all matters connected with this Agreement. The Contractor's Representative shall remain in this capacity and, so long as he remains in the Contractor's employ, shall not be relieved until completion of the Works except upon prior written consent of the Owner, which shall not be unreasonably withheld or delayed.

12.4
The Contractor's Representative and the Sub-Contractor’s Representative shall meet at reasonable intervals with the Owner’s Representative to discuss (a) the Sub-Contract Works and (b) any possible impact or interaction which the Works may have on the Sub-Contract Works.

Drawings & Approvals

12.5
All Plans required for the Works pursuant to this Agreement, shall be submitted to the Owner in one (1) electronic copy. Without prejudice to the generality of the foregoing, all as-built drawings shall be submitted to the Owner in one (1) hard copy and one (1) electronic copy.

12.6
The Owner shall within twelve (12) Days after receipt thereof return to the Contractor one (1) copy of such Plans with the Owner's approval or with the Owner's remarks and amendments (if any) written thereon. If no Owner comments are received within such period, the Contractor may continue on the basis that the Owner is deemed to have approved the submittal.

12.7
If the Owner makes any remarks or amendments in accordance with Article 12.6 (Supervision, Drawings, Approval & Inspection & Tests), the Contractor shall review and resubmit such Plans and resubmit a revised Plan as appropriate in one (1) copy for further review by the Owner within five (5) Business Days. The scope of such second (and, if applicable, any subsequent) review of any resubmitted Plan shall be limited to the ambit of the Owner's remarks and amendments of the previously submitted Plan and any subsequent review of the later Plan shall be subject to such limitation of the scope of review. The period for the second (and, if applicable, any subsequent) review shall not exceed six (6) Days after receipt of the resubmitted Plans from the Contractor. If no Owner comments are received within such period, the Contractor may continue on the basis that the Owner is deemed to have approved the submittal.

12.8
The Contractor shall take due note of the Owner's remarks and amendments (if any) on the Plans submitted (or resubmitted) pursuant to this Article 12 (Supervision, Drawings, Approval & Inspection & Tests) and if such remarks or amendments are not of such a nature or extent as to constitute modifications to the Specifications, then the Contractor shall commence or continue the Works in accordance with the corrected or amended Plans. If such remarks or amendments are not clearly specified or detailed, the Contractor shall be entitled to seek clarification of the same from the Owner before implementing the same. The Owner's acceptance or approval of such Plans shall not relieve the Contractor of its obligation to comply with the terms of this Agreement.

Inspections & Tests

12.9
The Contractor shall arrange for the inspections and tests referred to in the ITP Plan to be carried out and ensure that all inspection and testing are carried out as require by the Classification Society, and as may otherwise be required under this Agreement to discover any deviations from the Specifications, or any defects in the Works or the Sub-Contract Works. The Owner's Representative shall have, during the repair, modification and conversion of the Vessel, the right to attend such tests and inspections of the Works and of the Sub-Contract Works to the extent provided in the GIMI Topsides Agreement.

12.10
The Owner's Representative may inspect the Works and equipment and materials supplied as part of the Works wherever the Works are being performed or the equipment and materials are being stored (including the Yard's workshops, stores and offices of the Contractor or its subcontractors) to determine whether the Works are being performed in accordance with this Agreement and the Specifications.

12.11	The Contractor shall provide to the Owner, for the Owner's approval, (A) the ITP Plan by one (1) month after the Commencement Date and (B) the FAT plan by six (6) months after the Commencement Date.

12.12
The Contractor shall, in relation to the Works which take place solely in the Yard, give the Owner's Representative at least one (1) Business Day's prior written notice of each inspection or test to be conducted at the Yard, and three (3) Days’ prior written notice for any other inspection or test which the Owner's Representative separately identifies sufficiently in advance in writing as requiring such notice. In relation to the Sub-Contract Works which take place solely in the Yard, the Contractor shall give notice to the Owner's Representative within one (1) Business Day of the Contractor's receipt of notification from the Sub-Contractor of each inspection or test to be conducted. Provided such notice is given, the Contractor may proceed with any inspection or test which the Owner's Representative fails to attend. The Owner shall be bound in such circumstances to accept the result of any such inspection or test although such result will still have to satisfy the requirements of the Classification Society to the extent required under this Agreement. The Owner (or its representatives) shall have no right to instruct the Sub-Contractor with regards to any portion of the Sub-Contract Works.

12.13
In relation to any Works which take place outside the Yard, the Contractor shall give the Owner's Representative at least fifteen (15) Days' prior notice of the proposed date, and for those tests and inspections which the Owner's Representative confirms that it wishes to attend, five (5) Days' prior notice of the actual date of such Works.

12.14	The Contractor shall:

(a)
permit such representatives of the Lessee, the Co-Venturers and the governments of each of the Countries, as may be notified to the Contractor from time to time (the "Inspection Parties") to attend tests and inspections provided to the Owner's Representative pursuant to this Article 12 (Supervision, Drawings, Approval & Inspection & Tests); and

(b)
with the Contractor's prior written consent (such consent not to be unreasonably withheld), provide access to the Works for inspection or attendance at tests for the Inspection Parties upon reasonable advance notice from the Owner, provided that the Inspection Parties have undertaken such health, safety and security training as may be reasonably required by the Contractor and comply with Contractor's safety program.

Notwithstanding the foregoing, the Inspection Parties shall have no right to instruct the Contractor with regards any portion of the Works.

12.15	The Contractor shall, up to the Redelivery Date, use reasonable endeavours to assist the Owner in enabling the Lessee to:

(a)	evaluate the progress of the Works against the Project Schedule; and

(b)	respond to queries from LNG buyers and/or potential LNG buyers and their representatives.

13.	PROGRESS REPORTING AND HOLD POINTS

13.1	The Contractor shall submit detailed monthly progress reports for the Works to the Owner containing a description of:

(a)	the work performed during the month, including a comparison of the current progress as compared with scheduled progress, together with a narrative on each item of the work;

(b)	any present or anticipated slippage or other problem and the steps being taken to overcome it; and

(c)	without prejudice to the generality of the foregoing, the information required in Part 2 of Appendix 20 (Weekly and Monthly Reports).

13.2
From the Commencement Date, the Contractor shall also submit to the Owner a weekly progress summary report based on the information produced by the Contractor for its internal purposes and containing the information required in Part 1 of Appendix 20 (Weekly and Monthly Reports).

13.3	The Contractor shall submit to the Owner copies of the progress reports for the Sub-Contract Works received from the Sub-Contractor.

13.4
Under the Lease and Operate Agreement, the Owner is required to obtain a confirmation from the Lessee of satisfactory completion of interim requirements at or immediately prior to certain points in the Project Schedule. The following events are "Hold-points" or "Review-points", as the case may be:

(a)	[*****];

(b)	[*****];

(c)	[*****];

(d)	[*****];

(e)	[*****]; and

(f)	[*****].

13.5	The Parties agree that the [*****] has been completed prior to execution of this Agreement.

13.6
Each Hold-point and Review-point shall be achieved when the criteria of the relevant Hold and Review-point Criteria have been satisfied (as determined solely by reference to the written requirements of the relevant Hold and Review-point Criteria), each as shall be confirmed by the Lessee to the Owner and notified by the Owner to the Contractor without undue delay. The Contractor shall in turn forward such notice (or the notice referred to in Article 13.7 (Progress Reporting and Hold Points), as the case may be) to the Sub-Contractor without undue delay. The Contractor shall (a) not proceed with the Works beyond any Hold-point and (b) procure that the Sub-Contractor shall not proceed with the Sub-Contract Works until such time as Owner has confirmed that the relevant Hold-point has been achieved provided however that the Contractor and the Sub-Contractor may proceed with the Works and Sub-Contract Works respectively at a Review-point.

13.7
In the event the Owner notifies the Contractor that the Lessee has not issued a required Hold-point or Review-point confirmation, and thus that the Hold-point or Review-point has not been achieved, duly authorised representatives of the Owner, and Contractor and/or the Sub-Contractor shall meet and discuss in good faith the steps required to achieve the relevant Hold-point or Review-point, promptly following notification from the Owner.

13.8
If the parties cannot agree on (i) whether the Hold-point or Review-point has been achieved or (ii) the extent to which the failure to achieve the Hold-point or Review-point is due to the Contractor's performance of the Works, the parties agree such disputes shall be resolved by amicable settlement in accordance with Article 48.2 (Amicable Settlement) and, failing agreement, an Independent Expert in accordance with Article 48.3 (Expert Determination).

13.9
If the Contractor is impacted in performing the Works beyond a Hold-point due to failure to achieve the Hold-point and to the extent such failure is not due to the Contractor's acts, omissions or default, the Contractor shall be entitled to a Variation Order.

14.	VARIATIONS

14.1
The Owner shall be entitled, at any time, by notice in writing (each such notice hereinafter a "Variation Request"), to make a Variation or Variations to the Works and to require the Contractor to do whatever is necessary to effect any Variation and to do whatever may be incidental thereto. Notwithstanding the foregoing, Owner may not make Variation Requests that increase the Works beyond the intent of the original scope.

14.2
No change in the Contractor's Scope shall be made and no additional work shall be performed by the Contractor until a Variation Order has been written, dated and signed for identification by the authorised representatives of both Parties. The Contractor shall thereafter forthwith carry out such Variations in accordance with the Owner's requirements, and shall ensure that such Variations also comply with all applicable requirements of this Agreement.

14.3
Within seven (7) Days from the Contractor's receipt of a Variation Request (provided always that the Variation Request is clear and the details thereof are sufficient for the Contractor to work out the Variation required), the Contractor will give notice to the Owner in writing of the alteration to the Specifications and (if any) to the Contract Price and/or the Project Schedule. The Owner shall notify the Contractor in writing within three (3) Days of receipt of the Contractor's notice whether or not it agrees to the change being carried out on such terms. A Variation Order shall be signed by the Parties if the Owner agrees to the change, otherwise the Contractor shall not make the change.

14.4
Further, if the Owner makes remarks or amendments on Plans or drawings submitted by the Contractor or requests the performance of specific work which in the Contractor's reasonable opinion is not part of its obligations under this Agreement, then the Contractor may issue a notice in writing to the Owner setting out in sufficient detail the Variation Order which the Contractor believes it is entitled to and any adjustment to the Contract Price and/or Project Schedule and/or any other provision of this Agreement and/or the Specifications which the Contractor requires before performing the Variation. The Owner shall notify the Contractor in writing within three (3) Days of receipt of the Contractor's notice whether or not it agrees to the Variation being carried out on such terms. A Variation Order shall be signed by the Parties if the Owner agrees to the change, otherwise the Contractor shall not make the change.

14.5
Notwithstanding Article 14.2 (Variations), where a change and/or modification is to be made to the Contractor's Scope (but not the Sub-Contract Works), the Owner shall, subject to the limitations expressed in this Article 14 (Variations), have the right to instruct the Contractor to perform such change (a "Directed Change"). The difference between the Contractor's and the Owner's proposed adjustment to the Contract Price shall be known as the "Disputed Difference". The Owner shall not be entitled to issue a Directed Change, nor shall the Contractor be obliged to perform a Directed Change, where the Disputed Difference in respect of all Directed Changes (including the proposed Directed Change) exceeds the aggregate sum of five million Dollars ($5,000,000). A Directed Change shall be paid for monthly by the Owner to the Contractor on a time and materials, cost plus basis in accordance with Appendix 3 (Price Schedule) pending resolution of the Disputed Difference.

14.6
If the Owner requests engineering services from Contractor in the preparation of a Variation and the Owner elects not to issue a Variation Order, the Owner shall compensate Contractor for its costs in the preparation and submittal of information and documents in response to the Owner's request at the rates set out in Appendix 3 (Price Schedule). If requested by the Owner, Contractor shall provide a cost estimate prior to responding to any of the Owner's request which may amount to a Variation.

14.7	For modifications and/or changes agreed in a Variation Order to be performed on a lump-sum basis, payment shall be made by the Owner, unless otherwise agreed, in two instalments: [*****].

14.8
For Variations performed on a unit rate, time-and-materials, or cost-plus basis, payment shall be made by the Owner at the end of every calendar month in accordance with the work performed pursuant to such Variations in that month.

14.9
In the event that any of the materials required by the Specifications or otherwise under this Agreement for the Contractor's Scope cannot be procured in time or are in short supply to maintain the Project Schedule, the Contractor may, provided that the Owner shall so agree in writing, supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the repair, modification and conversion of the Vessel must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in this Article 14.9 (Variations) and shall likewise include alterations in the Contract Price and Project Schedule and other terms and conditions of this Agreement occasioned by or resulting from such substitution.

14.10
Notwithstanding anything to the contrary in this Article 14.10 (Variations), as regards the Sub-Contract Works, the Contractor shall have no obligation to instruct the Sub-Contractor to carry out such Variations unless: (i) it is entitled to demand such Variations from the Sub-Contractor; (ii) the Sub-Contractor and the Contractor agree a Variation Order in accordance with the GIMI Topsides Agreement; and (iii) a Variation Order is signed by the Owner and the Contractor as provided above. The Owner shall reimburse the Contractor for the cost to the Contractor of making Variations within thirty (30) Days of the Contractor's invoice. In the event that the only disagreement between the Owner and the Contractor is the impact of a proposed Variation the Sub-Contract Works on the Topsides Price, the Owner may instruct the Contractor to instruct the Sub-Contractor to perform the Variation in accordance with Clause 38 of the GIMI Topsides Agreement.

14.11
The Contractor shall be entitled to make a claim for a Variation under this Article 14.11 (Variations) to the extent expressly permitted to do so under this Agreement (including as contemplated in Article 14.14 (Variations)). Any such claim for Variations by the Contractor shall be fair and reasonable and shall be fully supported by accurate facts and documents in substantiation of each such claim. Further, the Owner acknowledges that changes that result from reviews such as HAZOP are to be treated as a Variation, in accordance with Article 15.3 (Errors and Changes).

14.12	Not used.

14.13	Any adjustment of the Contract Price as envisaged herein may involve a decrease in the Contract Price.

14.14	The Contractor shall also be entitled to a Variation Order where the terms of this Agreement expressly entitle it to a Variation Order or in respect of any additional work or delays caused by:

(a)	any failure of the Sub-Contractor or the Owner or any contractor engaged by the Owner to comply with its obligations under this Agreement resulting in an impact on the Contractor;

(b)	changes in applicable standards from those applicable at the Date of Agreement;

(c)	Change in Law after the Date of Agreement;

(d)	delays that are caused by a FM Event;

(e)	any changes to the Owner Rely-Upon Information or any changes, error, defect, omission, ambiguity or discrepancy in the Basis of Design;

(f)	where the Owner directs that the Contractor should use a different International Standard than that proposed by the Contractor pursuant to Article 7.2(b)(i) (Performance of the Works);

(g)	a technical dispute in respect of which the Classification Society upholds the Contractor's views;

(h)	defects that could not be detected by the Contractor using reasonable care and diligence;

(i)	a delay to the Contractor's Scope resulting from events within the control of the Owner and/or any third party; or

(j)	the Sub-Contractor being entitled to a Variation Order.

14.15	If:

(a)	A Variation Request is made as a result of a Lessee Request or Owner Request under the Lease and Operate Agreement; or

(b)
The Owner makes a Variation Request under Article 14.1 (Variations) or the Contractor is entitled to a Variation under Article 14.4 (Variations), 14.11 (Variations) or 14.14 (Variations), and the Owner acting reasonably determines that such Variation Request or Variation is based on a matter that entitles a variation under the Lease and Operate Agreement, then the Owner shall promptly inform the Contractor that the procedure under Articles 14.16 to 14.31 (LOA Variations) shall apply. For the avoidance of doubt, other than as contemplated in this Article 14.15 (Variations), all Variations shall be determined under the procedure of Articles 14.1 to 14.14 (Variations).
LOA Variations

14.16
At any time after the Commencement Date but before Final Acceptance (and thereafter to the extent the Parties acting reasonably agree), the Owner may forward to the Contractor a "Lessee Request" or "Owner Request" each as made in writing pursuant to the Lease and Operate Agreement by Lessee or Owner respectively, in the form set out in Appendix 15 (Owner Variation Request), requesting the Contractor to make a Variation to the Works ("Lessee Variation Request"). Where the Lessee Variation Request forwarded by the Owner contemplates a Variation to the Sub-Contract Works, the Contractor shall in turn forward such Lessee Variation Request to the Sub-Contractor without undue delay.

14.17	Each Lessee Variation Request shall be sequentially numbered in accordance with the order in which such Variation Request is issued.

14.18	Upon receipt of a Lessee Variation Request, the Contractor shall:

(a)	acknowledge receipt of the Variation Request within [*****] after receipt of the Lessee Variation Request; and

(b)	submit to the Owner a Variation Order Proposal in accordance with the principles set out in Appendix 17 (Variation Order Proposal).
Response to Lessee Variation Request

14.19	The Contractor shall submit to the Owner a Variation Order Proposal within [*****] (or such other period as the Parties may agree acting reasonably) after receipt of a Lessee Variation Request.

14.20	Not used.

14.21
If the Contractor receives a Lessee Variation Request and the Contractor determines, acting reasonably, that preparing a Variation Order Proposal will require Contractor to incur costs of more than [*****], then:

(a)	the Contractor shall notify the Owner;

(b)	the Owner shall notify the Contractor to confirm that the Contractor shall prepare the Variation Order Proposal and reimburse the Contractor for its costs in doing so; and

(c)	the Contractor shall commence work to prepare the Variation Order Proposal within [*****] of receipt of such Variation Request).

14.22
The Contractor may give notice to the Owner at any time rejecting a Lessee Variation Request (including a reasonably detailed written statement of the reasons for such rejection) if implementing the Variation requested by the Variation Request would:

(a)	jeopardise the technical, structural or operational integrity of the Vessel;

(b)	result in the Vessel ceasing to comply with the requirements of the Classification Society in effect from time to time;

(c)	increase the Works beyond the intent of the original scope;

(d)	require the Contractor to establish a legal presence or obtain applicable Authorisations to perform the Works in the Countries; and/or

(e)	cause the Contractor to be in breach of any applicable laws in effect from time to time.

14.23
If the Contractor gives notice to the Owner pursuant to Article 14.22 (Response to Variation Request), then duly authorised representatives of the Sub-Contractor, the Owner and the Contractor will meet and discuss in good faith the Contractor's rejection of the Lessee Variation Request and any potential alternatives to the rejected Lessee Variation Request.

A Variation Order Proposal

14.24
In response to a Lessee Variation Request, the Contractor shall prepare a Variation Order Proposal in the form, and in accordance with the principles, set out in Appendix 17 (Variation Order Proposal).

Variation Cost

14.25
Unless the Contractor and the Owner otherwise agree, the costs of implementing any Variation Order Proposal (the "Variation Cost") shall be proposed by the Contractor in accordance with the principles set out in Appendix 17 (Variation Order Proposal) and Articles 14.25 to 14.28 (Variation Cost).

14.26
The Owner shall pay the Variation Cost to the Contractor in accordance with the schedule for payment set out in the Variation Order. If the schedule is silent, the Variation Cost shall be payable in two instalments: [*****].

14.27
Any Variation Costs resulting from a Lessee Variation Request that is required as a result of the verification of the design and build pursuant to Appendix 12 (Design, Build and Operations Readiness Requirements) following which the Owner and the Contractor, acting reasonably, agree that the Work should be modified in order to ensure compliance with Appendix 1A (Basis of Design) shall be for the account of the Contractor.

14.28	If:

(a)	the actual cost of performing a Variation is in excess of what the Parties agreed the impact of the Variation would be pursuant to this Article 14 (Variations), [*****]; or

(b)	the actual cost of performing the Variation is lower than what the Parties agreed the impact would be pursuant to this Article 14 (Variations), [*****].
Variation Order

14.29	If in relation to a Lessee Variation Request:

(a)
the Owner notifies the Contractor that it shall proceed with the Variation based on the Variation Order Proposal in accordance with this Article 14.29 (Variation Order), then Article 14.30 shall apply; or

(b)
the Owner notifies the Contractor that it shall not proceed with the Variation as a Lessee Variation Request, or at any time the Lessee Variation Request is withdrawn, then Articles 14.1 (Variations) to 14.14 (Variations) shall apply in respect of the Variation to the extent it is still required under this Agreement.

14.30	If the Owner decides to proceed with a Lessee Variation Request, then:

(a)	the Owner shall issue to the Contractor two (2) copies of a draft variation order:

(i)	in the form set out in Appendix 16 (Variation Order); and

(ii)	confirming the impacts for the Contractor and the Owner, as set out in the Variation Order Proposal, including:

(A)	the proposed changes (if any) to the Contract Price;

(B)	the proposed changes, if any, to the Agreement which are necessary for the implementation of the Variation; and

(C)	acknowledging and agreeing to the proposed impact (if any) of the Variation on the Project Schedule, which shall be as set out in the Variation Order Proposal; and

(b)	within seven (7) days (or such other period as the Parties may agree acting reasonably) after receipt of two (2) copies of a draft variation order:

(i)	the Contractor shall promptly:

(A)	sign and return one (1) copy of such variation order to the Owner to evidence acceptance of the Variation Order Proposal (such signed order, a "Lessee Variation Order"); and

(B)	initiate and perform the works set out in the Lessee Variation Order in accordance with this Agreement and the schedule set out in the Lessee Variation Order; and

(ii)	the Parties shall comply with the terms of the Lessee Variation Order, including:

(A)	the proposed changes (if any) to the Contract Price;

(B)	the proposed changes, if any, to the Performance Guarantees that will apply during the implementation of the Variation and upon the completion of the Variation; and;

(C)	the revised Project Schedule.

14.31	If the Owner disputes any of the terms of the Variation Order Proposal, then:

(a)
duly authorised representatives of the Contractor and the Owner will meet and discuss alternatives to, and/or changes to be made to, the terms of the Variation Order Proposal in accordance with Article 48.2 (Amicable Settlement); and

(b)
notwithstanding that the dispute may not have been resolved the Contractor shall, if so requested in writing by the Owner, implement or procure the implementation of the Variation and proceed diligently with performance thereof and in respect of Variation Costs, the Owner shall pay on a cost reimbursable basis, invoiced monthly (payable within forty-five (45) Days of invoice), at the rates set out in Appendix 3 (Price Schedule) unless and until the matter is agreed or determined in accordance with Article 48 (Dispute Resolution), together with interest on that amount at LIBOR accruing on a daily basis from the date payment was made by the Owner (in the case of payment due from the Contractor to the Owner) or due by the Owner (in the case of payment due from the Owner to the Contractor) and to the date of actual payment by the Contractor or the Owner (as the case may be) of the amount determined payable in accordance with Article 48 (Dispute Resolution).

15.	ERRORS AND CHANGES

15.1
The Contractor shall be entitled to a Variation Order in respect of adjustment of the Contract Price (calculated in accordance with Appendix 3 (Price Schedule)), to the extent not compensated for by the Sub-Contractor under the GIMI Topsides Agreement, and to a Variation Order in respect of delays to the Contractor's Scope, resulting from an Objective Error or a Subjective Error as defined in the GIMI Topsides Agreement.

15.2	In the event that:

(a)	there is any disagreement as to whether the Sub-Contractor's interpretation of the discretionary elements of DNV-OS-E201 was in accordance with Prudent Engineering and Construction Practice; or

(b)
there is any disagreement as to whether changes to the Sub-Contract Works arising from a Hazard & Operability Analysis study ("HAZOP") are due to the Sub-Contractor's Objective Error(s) and/or Subjective Error(s),

such disagreements shall be resolved as a Technical Dispute in accordance with Clause 64 of the GIMI Topsides Agreement.

15.3
To the extent not caused by the Contractor, the Contractor shall be entitled to a Variation Order in respect of adjustment of the Contract Price calculated in accordance with Appendix 3 (Price Schedule) to the extent not compensated for by the Sub-Contractor under the GIMI Topsides Agreement, and to a Variation Order in respect of delays to the Contractor's Scope, resulting from a HAZOP.

16.	CONTRACT PRICE AND TERMS OF PAYMENT
Contractor's Scope

16.1
The price for the performance of the Works (excluding the Re-measurable Scope, as defined in Article 16.2 (Contract Price and Terms of Payment) below) shall be the sum of [*****] net receivable by the Contractor, (the "Fixed Price") which is exclusive of the OFE and shall be subject to adjustment, if any, as hereinafter set forth in this Agreement.

16.2
The provisional price ("Provisional Re-measurable Price") for the performance by the Contractor of the erection, installation and integration of the Topsides Scope, and for the performance of repair and life extension works of the Vessel, as set out in Appendix 3 (Price Schedule) ("Re-measurable Scope") shall be the sum of [*****]. The actual price for the performance by the Contractor of the Re-measurable Scope shall be based on a re-measurement of the actual work, materials and equipment required to carry out the Re-measurable Scope at the rates set out in Appendix 3 (Price Schedule) ("Final Re-measurable Price"), which the Contractor shall determine no later than fourteen (14) Days before Vessel Leaving The Yard. The Ninth Instalment shall be adjusted to take into account the difference between the Provisional Re-measurable Price and the Final Re-measurable Price through a Variation Order.

16.3
The total price for the performance of the Works ("Conversion Price") shall be the total of the Fixed Price and the Final Re-measurable Price, which is exclusive of the Topsides Price and shall be subject to adjustment, if any, as provided in this Agreement. Pending ascertainment of the Final Re-measurable Price, the total of the Fixed Price and the Provisional Re-measurable Price is referred to as the "Provisional Conversion Price". Notwithstanding that the Final Re-measurable Price will only be fully ascertained by the ninth instalment, the Contractor shall receive interim payments of any difference between the Provisional Re-measurable Price and the actual price for the Re-measurable Scope at the relevant point in time (“Interim Re-measurable Price”) as provided for in Article 16.4 (Works) below.

Works

16.4	[*****]:

(a)	[*****].

(b)	[*****].

(c)	[*****].

(d)	[*****].

(e)	[*****].

(f)	[*****].

(g)	[*****].

(h)	[*****].

(i)	[*****].

16.4A	[*****].

16.4B	[*****].

16.4C
The Contractor shall submit to the Owner an invoice for each payment referred to in Article 16.4 not later than seven (7) Business Days before the date when it believes that such payment will become due. The payment instalments in Articles 16.4(b) to (h) and in Article 16.4B shall be paid five (5) Business Days after their due date.

Sub-Contract Works

16.5
The Owner shall pay to the Contractor such amounts as are due from the Contractor to the Sub-Contractor so as to enable the Contractor to pay such amounts to the Sub-Contractor in full when due. The Sub-Contractor shall submit an invoice to the Contractor each month for the milestones achieved and for progress pertaining to Variation Orders in the preceding month.

16.6
The Contractor shall deliver to the Owner copies of all Milestone Achievement Certificates received and approved by the Contractor from the Sub-Contractor. The Owner shall review and comment on each Milestone Achievement Certificate in good time to enable the Contractor to comply with Clause 7.8 of the GIMI Topsides Agreement.

16.7
The Contractor shall deliver to the Owner copies of all invoices received and approved by the Contractor by the Sub-Contractor together with an invoice in the same amount from the Contractor to the Owner. The Owner shall review and comment on each invoice in good time to enable the Contractor to comply with Clause 7.8 of the GIMI Topsides Agreement.

16.8	The Owner shall pay the amount invoiced by the Contractor and the Sub-Contractor in good time to enable the Contractor to comply with Clause 7.5 of the GIMI Topsides Agreement.

16.9
The Owner shall pay to the Contractor at the same time as payment of the first instalment under Article 16.4(a) (Contract Price and Terms of Payment) the additional sum of [*****] (the "Payment Advance"). In the event that the Owner fails to make timely payment of any amount due to the Contractor in respect of the Works, or the Sub-Contract Works, the Contractor shall recover such payment from the Payment Advance upon which the Owner shall forthwith pay to the Contractor by the last day of the same calendar month such amount as will restore the Payment Advance to the aforementioned sum.

16.10	Such amount, if any, of the Payment Advance remaining at Vessel Leaving The Yard shall be set off against the ninth instalment of the Conversion Price in Article 16.4(i).
General

16.11
Payment of sums due to the Contractor under this Agreement shall be made without any discount, set off, deduction or withholding of any nature whatsoever by wire transfer free of all transfer charges to the Contractor's bank account as may from time to time be designated and notified in writing (or as may be detailed in any invoice) to the Owner for credit to the account of the Contractor.

16.12	Interest shall accrue on any delayed payment at the Default Interest Rate (before or after judgment or arbitration award) until full payment is made.

16.13	For the avoidance of doubt, any increase in the Topsides Price shall be borne solely by the Owner.

17.	ADJUSTMENT OF CONTRACT PRICE

17.1
The Contract Price shall be subject to adjustment, as set forth below, in the event of the following contingencies (it being understood by both Parties that any reduction of the Contract Price is by way of liquidated damages which are a reasonable pre-estimate of the losses incurred by the Owner for delay, and not by way of penalty and that the remedies provided in this Article 17 (Adjustment of Contract Price) shall constitute the Owner's sole remedy for delay in the performance of the Contractor's Scope and/or the Sub-Contract Works), provided that any reduction by way of liquidated damages shall only be made if the Owner has an arm’s length contract with a party unconnected with the Owner for the employment of the Vessel.

Contractor's Scope

17.2	No adjustment shall be made and the Conversion Price shall remain unchanged for the first [*****] of delay in Redelivery beyond the Redelivery Date (the "Grace Period");

(a)
If Redelivery is delayed more than [*****] beyond the Redelivery Date for reasons solely attributable to the Contractor, then in such event, beginning from the [*****] after the Redelivery Date (i.e. the end of the Grace Period) until the end of [*****] from the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of [*****] per Day for each Day of delay beyond the expiry of the Grace Period.

(b)
If Redelivery is delayed more than [*****] beyond the end of the Grace Period for reasons solely attributable to the Contractor, then in such event, beginning from the [*****] after the end of the Grace Period until the end of [*****] after the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of [*****] per Day for each Day of delay beyond the end of [*****] following the expiry of the Grace Period.

(c)
If Redelivery is delayed more than [*****] beyond the end of the Grace Period for reasons solely attributable to the Contractor, then in such event, beginning from the [*****] after the end of the Grace Period until the end of [*****] after the end of the Grace Period, the Conversion Price shall be reduced by deducting the sum of [*****] per Day for each Day of delay beyond the end of [*****] following the expiry of the Grace Period.

(d)
If Redelivery is delayed more than [*****] beyond the end of the Grace Period for reasons solely attributable to the Contractor, then, in such event, beginning from the [*****] after the end of the Grace Period until the Contractor accrues the total limit for liquidated damages stated below in Article 17.3 (Contractor’s Scope), the Conversion Price shall be reduced by deducting the sum of [*****] per Day for each Day of delay beyond the end of [*****] following the expiry of the Grace Period.

17.3	However, the total reduction in the Conversion Price on account of such liquidated damages shall not be more than [*****].

17.4
For the purposes of this Article 17 (Adjustment of Contract Price), Redelivery shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements of the Redelivery Date by reason of permissible delays and/or any other reasons under this Agreement, is not delivered by the date upon which Redelivery is required under the terms of this Agreement.

17.5
It is expressly understood and agreed by the Parties that in any case, if the Owner terminates this Agreement pursuant to Article 33.1 (Termination for Cause) or Article 34 (Termination for Convenience), the Owner shall not be entitled to any damages or to liquidated damages as provided in this Article 17 (Adjustment of Contract Price).

17.6
The Parties acknowledge and agree that the amount of liquidated damages payable for delay in Redelivery as provided in this Article 17 (Adjustment of Contract Price) constitutes a genuine pre-estimate of the loss that would be suffered by the Owner as a result of the Contractor's non-compliance with its obligations under this Agreement. In the event that such liquidated damages are determined to be unenforceable, the Owner shall be entitled to recover direct damages provided that such damages shall not exceed the maximum amount of liquidated damages which would have been recoverable under this Article  17 (Adjustment of Contract Price) if the liquidated damages had been enforceable.

17.7
If Redelivery occurs earlier than the Redelivery Date, as may be adjusted in accordance with the terms of this Agreement, the Conversion Price shall be increased at the discretion of the Owner by a sum between [*****], provided that the Conversion Price shall be increased only if the Owner has an arms-length contract with a party unconnected with the Owner for the employment of the Vessel. Such sum, if any, shall be paid by the Owner to the Contractor within [*****] of the achievement of Commercial Operations Date.

Sub-Contract Works

17.8
As regards to the Sub-Contract Works the Contractor shall have no obligation to the Owner, whether by way of liquidated damages or otherwise, for delays to the Sub-Contractor's performance of the Sub-Contract Works or for delays to the Works arising out of or in connection with the Sub-Contract Works, unless those delays are caused by the Contractor in breach of its obligations under the GIMI Topsides Agreement or this Agreement. Further, the Contractor shall have no obligation to the Owner in respect of the performance of the Topsides Scope in any Performance Tests or otherwise.

17.9
Where the Contractor's performance of the Contractor's Scope is delayed by causes which are the responsibility of the Sub-Contractor, such that Redelivery is delayed beyond the Redelivery Date, the Redelivery Date shall be postponed to the extent of the impact to the Contractor's performance of the Contractor's Scope.

17.10
Subject to Article 30 (Delays and Performance Deficiencies – Sub-Contract Works), the Contractor shall endeavour to avoid or minimise the impact of any delays to the Contractor's Scope caused by the Sub-Contractor.

18.	MECHANICAL COMPLETION

18.1	The Contractor shall be responsible for achieving Mechanical Completion in respect of the Works.

18.2
Upon each stage of successful Mechanical Completion, the Owner's Representative and the Contractor's Representative shall sign Mechanical Completion Certificates in accordance with the procedure which the Contractor and the Owner shall agree before commencement of Mechanical Completion. In the event of minor works that are not completed but which do not affect the safe departure of the Vessel ("Outstanding Works"), the Mechanical Completion Certificate shall be signed with an agreed punch list of the Outstanding Works, which shall be subsequently completed by the Contractor within a mutually agreed time frame after Redelivery provided that the Owner grants the Contractor reasonable access and facilities.

18.3
Acceptance of Mechanical Completion as above provided shall be final and binding so far as conformity of the Works with this Agreement and the Specifications to the extent required to achieve Mechanical Completion are concerned. The Parties agree that the Contractor shall continue to perform its obligations and satisfy its liabilities under this Agreement. The Parties agree that this Article 18.3 shall not relieve the Contractor from its obligations to carry out and complete the Works.

19.	PRE-SAILAWAY COMMISSIONING OF SUB-CONTRACT WORKS

19.1
The Contractor shall be responsible for carrying out activities at the Yard for the Pre-Sailaway Sub-Contract Works Commissioning, with the assistance of the Sub-Contractor, in accordance with the GIMI Topsides Agreement. The Contractor and the Sub-Contractor shall jointly develop inspection and testing procedures applicable for the Pre-Sailaway Sub-Contract Works Commissioning and shall comply with the same. The Owner shall within fourteen (14) Days review and approve or, where the Sub-Contract Works are not in accordance with the requirements of the GIMI Topsides Agreement, not approve the execution of the Pre-Sailaway Sub-Contract Works Commissioning Certificate. The Owner shall provide reasons in writing if it does not approve the Pre-Sailway Sub-Contract Works Commissioning Certificate.

19.2
Upon each stage of successful Pre-Sailaway Sub-Contract Works Commissioning, the Owner's Representative and the Contractor's Representative shall sign Pre-Sailaway Sub-Contract Works Commissioning Certificates.

20.	PRE-SAILAWAY COMMISSIONING OF THE WORKS

20.1	The Contractor shall perform Pre-Sailaway Commissioning of the Works, as further detailed in Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work).

20.2
Upon each stage of successful Pre-Sailaway Commissioning of the Works, the Owner's Representative and the Contractor's Representative shall sign a Pre-Sailaway Commissioning Certificate in accordance with the procedure which the Contractor and the Owner shall agree before commencement of Pre-Sailaway Commissioning of the Works.

20.3	The procedure set out in Article 18.2 (Mechanical Completion) in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Pre-Sailaway Commissioning of the Works.

20.4	To the extent relevant to the Contractor's Scope, the Owner shall provide the Manuals and Protocols to the Contractor.

21.	VESSEL LEAVING THE YARD

21.1
Upon the completion of the Pre-Sailaway Commissioning of the Works to be carried out in the Yard as provided in Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work), the Owner's Representative and the Contractor's Representative shall sign the Certificate of Vessel Leaving The Yard in the form set out in Appendix 10 (Forms), whereupon (subject to the payment of all undisputed sums due pursuant to this Contract at the relevant time) the care, custody and control of the Vessel shall pass from the Contractor to the Owner ("Vessel Leaving The Yard").

21.2
On and from the signing of the Certificate of Vessel Leaving The Yard and payment as set out in Article 21.1 (Vessel Leaving the Yard), the Vessel shall be at the sole risk of the Owner. The Owner shall be responsible for manning, security, watchmen and all other costs and liabilities relating to the Vessel after seven (7) days from such date of signing. The Contractor's prevailing mooring/berthing rates will be payable by the Owner whilst the Vessel remains at the Yard beyond seven (7) Days after the signing of the Certificate of Vessel Leaving The Yard. During the seven (7) Days after the signing of the Certificate of Vessel Leaving The Yard that the Vessel remains in the Yard, the Contractor shall be fully entitled to move the Vessel to another part of the Yard at the Owner's cost and risk of loss or damage arising from such movement.

21.3
Following the signing of the Certificate of Vessel Leaving The Yard in accordance with Article 21.1 (Vessel Leaving the Yard), and before it is required under this Agreement to cause the departure of the Vessel from the Yard, the Owner may, at its entire risk and cost, carry out activities on and in respect of the Sub-Contract Works.

22.	PRE-SAILAWAY COMMISSIONING AT ANCHORAGE

22.1
Following the signing of the Certificate of Vessel Leaving The Yard and payment in accordance with Article 21.1 (Vessel Leaving the Yard), the Owner shall, at its own risk and cost, cause the Vessel to be moved within seven (7) Days from the Yard to an anchorage in Singapore.

22.2
The Contractor shall perform at such anchorage the remaining Pre-Sailaway Commissioning of the Works in accordance with Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work), for which purpose the Owner shall provide to the Contractor reasonable and timely access and facilities. The procedure set out in Article 18.2 (Mechanical Completion) in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Pre-Sailaway Commissioning of the Works.

23.	REDELIVERY

23.1
The Owner shall accept Redelivery immediately upon the completion of Commissioning at anchorage, and make payment of the ninth instalment and all other amounts then due to the Contractor from the Owner. Provided that the Owner has made such payment, Redelivery shall be effected by the concurrent delivery by each of the Parties to the other the Protocol of Redelivery and Acceptance acknowledging Redelivery of the Vessel by the Contractor and acceptance thereof by the Owner.

23.2	The Owner and the Contractor shall agree on adjustments to the schedules for the performance of the Works to meet adjustments in the Redelivery Date pursuant to this Article 23 (Redelivery).

23.3
Upon Redelivery, ownership, property and title to all goods, materials, spares, equipment (including, but not limited to, the Equipment and other items referred to in the GIMI Topsides Agreement), machineries, appurtenances, outfit, articles and items supplied to or installed on the Vessel whether pursuant to this Agreement, the GIMI Topsides Agreement or otherwise (hereinafter referred to collectively as the "Contractor's Equipment") shall, unless otherwise agreed, pass to the Owner but, until such time as the Vessel is redelivered to the Owner in accordance with this Article 23 (Redelivery), ownership, property and title to all the Contractor's Equipment as aforesaid shall remain vested solely and exclusively in the Contractor.

23.4	Upon Redelivery, the Contractor shall deliver to the Owner the following documents (if not already delivered):

(a)	Protocol of Mechanical Completion;

(b)
Instruction books and operation manuals in the English language from the vendors or suppliers of the equipment procured by the Contractor under this Agreement including those received from the Sub-Contractor in respect of the Sub-Contract Works; and

(c)	Drawings and certificates as listed in the Specifications.

23.5
Concurrently with Redelivery, the Owner shall pay to the Contractor the ninth instalment (unless already paid in accordance with Article 16.4 (Contract Price and Terms of Payment) and all other amounts then due to the Contractor from the Owner.

23.6
If the Owner fails to accept Redelivery according to this Agreement without any justifiable reason, the Contractor shall have the right to tender Redelivery after compliance of the procedural requirements as provided above.

23.7
The procedure set out in Article 18.2 (Mechanical Completion) in respect of Outstanding Works in relation to Mechanical Completion shall also apply to Redelivery. The Owner shall install the Commissioning Spares on the Vessel before Redelivery.

24.	SAILAWAY

24.1	Following Redelivery, the Owner shall, at its own risk and cost, cause the Vessel to be moved promptly from Singapore anchorage to the Project Site ("Sailaway").

24.2	In the event the Contractor is

(a)	required to perform work after Sailaway, including but not limited to completing punch list items and fulfilling its warranty obligations; or

(b)	agrees to perform additional work in accordance with Article 14 (Variations), the Owner shall provide: (i) access to the Vessel; (ii) arrangements for transportation of the Contractor's personnel and materials between the nearest commercial international airport within either Country and the Project Site; (iii) suitable accommodation on the LNG Hub Facilities and catering for such personnel; (iv) adequate infrastructure support and Project Site Personnel; and (v) reasonable assistance for the Contractor to obtain Authorisations as required at the Project Site.

25.	PROJECT SITE WORKS

25.1
The Owner shall be responsible at its own costs, expense and risk for mobilising the Vessel to the Project Site, hook up and all other activities required for the preparation for and carrying out of the Project Site Works.

25.2	The Owner shall ensure that the Project Site is safe, accessible, compliant with applicable laws and not in breach of any term of this Agreement.

25.3
The Owner shall provide the Contractor's Representative and the Sub-Contractor with written notices at ninety (90), forty-five (45), twenty-one (21) and five (5) Days prior to the date or dates when the Project Site Works are to commence. The 5-Day notice shall be accompanied by confirmation that the pre-conditions set out in Clause 30.4 of the Gimi Topsides Agreement have either have been fulfilled or will be fulfilled prior to the commencement of the Project Site Works.

26.	CONDITIONS PRECEDENT FOR PROJECT SITE COMMISSIONING

26.1	Project Site Commissioning will commence when the Owner has issued the Ready for First Gas Certificate.

26.2	The Ready for First Gas Certificate shall be issued by the Owner to the Sub-Contractor in accordance with Clause 31 of the GIMI Topsides Agreement.

26.3	The Owner shall notify the Contractor when First Gas is achieved.

27.	PROJECT SITE COMMISSIONING

27.1	The Owner shall perform the Project Site Commissioning with the Sub-Contractor in accordance with Clause 32 of the GIMI Topsides Agreement.

28.	START UP AND PERFORMANCE TESTS

28.1	The Owner shall perform Startup and the Performance Tests with the assistance of the Sub-Contractor in accordance with the GIMI Topsides Agreement.

28.2
The Performance Tests shall demonstrate the achievement of Minimum Performance and Guaranteed Performance, the latter to include Guaranteed Fuel Usage and Guaranteed Electrical Power Consumption. The Owner shall notify the Contractor of the results of the Performance Tests.

29.	FINAL ACCEPTANCE

29.1	The Owner shall notify the Contractor when Final Acceptance has been achieved in accordance with the provisions of the GIMI Topsides Agreement.

30.	DELAYS AND PERFORMANCE DEFICIENCIES – SUB-CONTRACT WORKS

30.1
The Contractor shall take reasonably practicable steps to avoid or minimise any delay to Redelivery which might otherwise result from the Sub-Contractor's performance of the Topsides Scope, provided that the cost to the Contractor of doing so shall not exceed the amount received by the Contractor from the Sub-Contractor in respect of such delay by the Sub-Contractor pursuant to Clause 33.2 of the GIMI Topsides Agreement.

30.2	The Contractor shall be entitled to a Variation Order for any delay to Redelivery despite the Contractor's taking of those steps.

30.3
To the extent any payment is received on or before Redelivery by the Contractor from the Sub-Contractor pursuant to Clauses 33.4 of the GIMI Topsides Agreement shall be credited by the Contractor against the ninth instalment of the Conversion Price.

30.4
To the extent any other payment is received by the Contractor from the Sub-Contractor pursuant to Clauses 33.4, 33.7, 33.8 and/or 33.9 of the GIMI Topsides Agreement such amounts shall, at the Owner’s discretion (i) be credited by the Contractor against the ninth instalment or (ii) be paid to the Owner directly after deducting any amount due to the Contractor from the Owner.

30.5	Not used.

30.6	The Contractor shall have no responsibility for either the performance of the Sub-Contract Works in the Performance Tests nor for any defect, deficiency or suitability of the Sub-Contract Works.

31.	FORCE MAJEURE

31.1	Definition

(a)	"FM Event" means a Political FM Event or an Other FM Event.

(b)
A "Political FM Event" means an event or circumstance (or series of connected events or circumstances) of a political nature that occurs within, or directly involves, either or both of the Countries, which prevents or impedes the due performance of a Party's obligations under this Agreement, including:

(i)
any act of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot, insurrection, civil commotion, sabotage, political act, or act of terrorism;

(ii)	any lapse of authorisation issued by governmental authority;

(iii)	radioactive contamination ionising radiation originating from a source inside the Countries or resulting from another Political FM Event; or

(iv)	a change of law of either or both of the Countries,
and the FM Event start date shall be the first (1st) Day of such event or circumstance ("Political FM Event Start Date").

(c)
An "Other FM Event" means an event or circumstance (or series of connected events or circumstances) which is beyond the control of the Party affected, which prevents or impedes the due performance of that Party's obligations under this Agreement:

(i)
but only if and to the extent that such circumstance, despite the exercise of reasonable diligence or adoption of reasonable precautions, acting as a reasonable and prudent contractor, cannot be prevented or overcome by such Party; and

(ii)	includes, provided the foregoing conditions are satisfied, any:

(A)
act of God, flood, earthquake, lightning or other natural physical disaster, hurricanes that in the Saffir-Simpson scale reach category 1 at the time of affecting the Upstream Facilities, LNG Hub, manufacturer's delivery of Equipment and/or the Vessel, fire, explosion or navigational or maritime perils;

(B)
act of war (declared or not declared), invasion, act of foreign enemies, hostilities, civil war, insurrection of military or usurped power (whether war be declared or not), confiscation or expropriation on orders of any governmental authority;

(C)	radioactive contamination ionising radiation originating from a source inside the Countries or resulting from another Political FM Event;

(D)
act of terrorism, riot, rebellion, revolution, sabotage or civil unrest (but not including any strike or slow down or obstructive or disruptive conduct or other labour disturbances restricted to any entity or entities within that Party's Group); or

(E)	sanctions or suspension (imposed by the Countries) of activities, provided that such event or circumstance shall only be considered an Other FM Event if it continues for an initial period of six (6) consecutive hours, whereupon it will then be an FM Event and such FM Event start date shall be the first (1st) Day of such event or circumstance (the "Other FM Event Start Date").

(d)	For the avoidance of doubt, FM Events shall not include any of the following occurrences:

(i)	breakdown or other failure of equipment unless that failure was itself due to an FM Event;

(ii)	breakdown or other failure of any transportation used by any Party unless that failure was itself due to an FM Event;

(iii)	other commitments of a Party limiting its ability to perform its obligations under this Agreement;

(iv)
any failure by a subcontractor of any tier of a Party to perform its obligations, unless that failure was itself due to an FM Event (for the avoidance of doubt a force majeure occurrence under a subcontract, shall not be deemed to be an FM Event under this Agreement if it does not meet substantially similar criteria for an FM Event as set out in this Agreement);

(v)	rough sea and/or adverse weather conditions that are normal occurrences in the region and could reasonably have been expected;

(vi)	lack of finances, lack of funds or access to funds, or inability to borrow funds of a Party;

(vii)	lack of valid certificates, visas, permits, licences or any other documents of a Party resulting from a failure by the affected Party to comply with the requirements of this Agreement;

(viii)	shortage of labour or equipment, unless caused by events or circumstances that are themselves an FM Event; and

(ix)	failure of the Unit Area to produce Feed Gas for any reason other than an FM Event.

31.2	Works FM

(a)	If the Contractor is unable to undertake the Works because of an FM Event, on and from the Political FM Event Start Date or Other FM Event Start Date (as applicable):

(i)
the Owner shall excuse the Contractor from its obligations to undertake the Works to the extent that the FM Event affects the performance of such obligations and the affected Party shall not be in breach of this Agreement in respect of such failure; and

(ii)	the Contractor may request an extension to the Redelivery Date (and the Project Schedule) for each Day that the FM Event has impacted on the ability to perform the Works.

(b)
If the Contractor is unable to undertake the Works because of an FM Event affecting the Contractor and such FM Event or series of FM Events (whether connected or not) affects the Works for at least forty-eight (48) months in aggregate:

(i)	the Owner shall have the right to terminate this Agreement by not less than ninety (90) Days' notice in writing to the Contractor; and

(ii)	upon such termination, the Owner shall pay to the Contractor in accordance with Article 34 (Termination for Convenience);

(c)
If this Agreement is terminated in accordance with this Article 31.2 (Works FM), the Parties shall have no further liability to each other, other than with respect to the surviving obligations and any rights and obligations that have accrued prior to termination.

31.3	Owner's FM

(a)
If the Owner is unable to perform any of its obligations under this Agreement (other than any obligation to make payments or to take Redelivery of the Vessel) because of an FM Event, on and from the Political FM Event Start Date or Other FM Event Start Date (as applicable) the Contractor shall excuse the Owner from its obligations under this Agreement to the extent the FM Event impacts the Owner's performance of its obligations and the Owner shall not be in breach of this Agreement in respect of such failure.

(b)
If the Owner is unable to perform any of its obligations under this Agreement (other than any obligation to make payments) because of an FM Event or any series of FM Events (whether connected or not) affecting the Owner for at least forty-eight (48) months in aggregate:

(i)	the Owner shall have the right to terminate this Agreement by not less than ninety (90) Days' notice in writing to the Contractor; and

(ii)	upon such termination, the Owner shall pay to the Contractor in accordance with Article 34 (Termination for Convenience)

(c)
If this Agreement is terminated in accordance with this Article 31.3 (Owner's FM), the Parties shall have no further liability to each other, other than with respect to the any obligations expressly stated to survive termination of this Agreement and any rights and obligations that have accrued prior to termination.

31.4	Notification of FM

(a)	Not later than five (5) Days after becoming aware of the occurrence of an FM Event, the affected Party shall provide the other Parties with a notice setting out:

(i)	a description of the FM Event;

(ii)	the obligations of that Party under this Agreement which are impacted by the FM Event;

(iii)	an estimate of the expected duration of the FM Event; and

(iv)	the steps that the affected Party is taking or intends to take to prevent, mitigate, rectify, and/or overcome the effects of the FM Event.

(b)
During the continuation of the FM Event, the affected Party shall provide regular written reports no less frequently than every ten (10) Days (except where otherwise agreed) updating the information required by Article 31.4 (Notification of FM) and providing any other information that the other Parties may reasonably request.

(c)
If the affected Party provides notice within five (5) Days after becoming aware of the occurrence of an FM Event, it shall be entitled to the reliefs pursuant to this Article 31 (Force Majeure) in respect of the FM Event from the FM Event Start Date. If the affected Party does not provide notice within such five (5) Day period then it shall be entitled to the reliefs pursuant to this Article 31.4 (Notification of FM) in respect of the FM Event from the time it actually gives such notice.

(d)
A notice provided verbally by the affected Party with reasonable (but not all) details required by Article 31.4 (Notification of FM) with consideration given to the circumstances of the FM Event existing at such time when determining the reasonableness of details provided in the verbal notice, shall be regarded as a timely notice provided in accordance with Article 31.4 (Notification of FM), provided that a written notice required by Article 31.4 (Notification of FM) is provided by the affected Party not later than five (5) Days after the verbal notice was provided.

(e)	Throughout the period during which a Party is prevented from performing its obligations under this Agreement:

(f)
the affected Party shall allow the other Parties (at such other Parties' risk and cost) to have access to such information, facilities, sites and personnel in the possession, control or employment of the affected Party as the other Party may reasonably request in connection with such FM Event.

(g)	the Parties shall discuss any reasonable courses of action which may be taken to mitigate the economic effect of an FM Event on the Parties.

31.5	Consequences of FM

(a)	If the Contractor is unable to undertake the Works because of an FM Event affecting the Contractor then, subject to Article 31.6 (Obligations Following FM) below:

(i)	the Contractor shall have no entitlement to any additional payment during the FM Grace Period; and

(ii)
From the Day immediately following the Day on which the Grace Period expires, the Contractor shall be entitled to invoice monthly for mooring/berthing as set out in Appendix 3 (Price Schedule) and its direct costs incurred as a result of the FM Event until the Agreement is terminated by the Owner or the Party affected recommences performance in accordance Article 31.6 (Obligations Following FM) below (whichever the earlier). The Owner shall pay all undisputed amounts of such invoices within forty five (45) Days of receipt.

(b)
For the avoidance of doubt, the Contractor shall not be entitled to terminate this Agreement at any time following an FM Event provided that the Owner shall make payments required pursuant to sub-paragraph (a) above.

(c)
If an FM Event has lasted for a period of ninety (90) days and, in the Contractor's reasonable opinion, there is no prospect of cessation of the FM Event, the Owner shall, at its own risk and cost, cause the Vessel to be moved from the Yard to an anchorage in Singapore or elsewhere until the FM Event ceases.

31.6	Obligations Following FM

(a)
To the extent any Party is entitled to relief from its obligations under this Agreement as a result of an FM Event, the affected Party shall, as soon as reasonably practicable, take the measures which a reasonable and prudent contractor would take to bring the FM Event to an end and to overcome and / or minimise the effects which prevent, impede or delay such affected Party's ability to resume performance under this Agreement. An affected Party shall not be entitled to relief, and an FM Event shall cease to be treated as an FM Event, to the extent that the affected Party claiming the FM Event relief fails to comply with this Article 31.6 (Obligations Following FM), unless such failure is itself caused by the FM Event.

(b)	As soon as an affected Party ceases to be so affected by an FM Event and is no longer prevented from performing its obligations under this Agreement, such affected Party shall:

(i)	notify the other Parties accordingly; and

(ii)	recommence performance of such obligations as soon as reasonably practicable.

32.	SUSPENSION

32.1
The Owner shall have the right to suspend the Works and/or the Sub-Contract Works or any part thereof (the "Suspended Works") from the date, for the period and to the extent detailed in a notice, for any of the following reasons:

(a)	in the event that suspension is necessary for the proper execution or safety of the Suspended Works, or safety of persons or property; or

(b)	to suit the convenience of the Owner.

32.2	The Contractor shall not exercise its right to suspend the Sub-Contract Works in accordance with Clause 41.1(b) of the GIMI Topsides Agreement unless instructed by the Owner.

32.3	Upon receipt of any such notice, the Contractor shall, unless instructed in writing by the Owner otherwise:

(a)	discontinue the Suspended Works detailed in the notice, on the date, for the period and to the extent specified;

(b)	properly protect and secure the Works, including any action reasonably required by the Owner, and including taking necessary measures for the preservation of the Works already executed (if any);

(c)
take all reasonable measures to minimize the resulting costs, expenses and losses, including placing no further orders and making no further subcontracts with its suppliers with respect to the Suspended Works other than as specified in the notice;

(d)	promptly make reasonable effort to obtain suspension of all outstanding orders and subcontracts to the extent they relate to the execution of the portion of the Suspended Works; and

(e)	continue to perform all unsuspended parts of the Works.

32.4
As a result of any such suspension, the Conversion Price, Redelivery Date and Project Schedule shall be adjusted as relevant in accordance with Article 14 (Variations), except where the suspension for safety reasons is solely caused by the Contractor.

32.5
Where such suspension has been called by the Owner, the Owner shall be fully responsible for any resulting adjustments of the Conversion Price in accordance with this Agreement. The Owner shall pay the Contractor for any costs incurred by the Contractor as a result of the suspension on a monthly basis.

32.6	The Owner may, by further notice, instruct the Contractor to resume the Suspended Works to the extent specified.

32.7	In the event of any suspension, the Owner and the Contractor shall meet at not more than seven (7) Day intervals with a view to agreeing a mutually acceptable course of action during the suspension.

32.8
If the period of any suspension pursuant to Article 32.1 (Suspension) exceeds thirty (30) consecutive Days per occurrence or ninety (90) Days in the aggregate, the Contractor may serve a written notice on the Owner requesting written permission within seven (7) Days from the Owner's receipt of such notice to proceed with the Suspended Works. If within such period the Owner does not grant such permission the Contractor or the Sub-Contractor, by a further notice, may at its option treat the suspension as either:

(a)	where it affects part only of the Works, and/or of the Sub-Contract Works a deletion of such part under Article 14 (Variations); or

(b)	where it affects the whole of the Works, and/or the Sub-Contract Works, termination in accordance with Article 34 (Termination for Convenience).

32.9
As soon as possible after the Contractor and/or the Sub-Contractor re-commences performance of the Works and/or the Sub-Contract Works following suspension pursuant to Article 32.1 (Suspension) or 32.2 (Suspension) (as applicable) the parties shall discuss in good faith and use reasonable efforts to agree any extension of time to which the Contractor and/or the Sub-Contractor may be entitled pursuant to Article 32.4 (Suspension) and Clause 41.3 of the GIMI Topsides Agreement.

32.10	For the avoidance of doubt, a suspension under this Article 32 (Suspension) shall not affect the Owner's payment obligations under Article 16 (Contract Price and Terms of Payment).

33.	TERMINATION FOR CAUSE

33.1	The Contractor shall be deemed to be in default of the performance of its obligations under this Agreement in the following cases:-

(a)
Redelivery is delayed for reasons which the Contractor is solely responsible beyond such time as would elapse if the maximum amount of liquidated damages payable by the Contractor for such delay pursuant to Article 17.3 (Adjustment of Contract Price) is exceeded;

(b)
the Contractor is in breach of any of its other material obligations under this Agreement and fails within thirty (30) Days to take reasonable steps to commence the remedy of such breach and within a reasonable period cure such breach after written notice has been given to the Contractor by the Owner pursuant to this Article 33.1 (Termination for Cause) with particulars of the breach that is required to be remedied;

(c)	an Insolvency Event occurs in respect of the Contractor;

(d)	an Insolvency Event occurs in respect of the Contractor Guarantor and the parent company guarantee issued by the Contractor Guarantor is not replaced in accordance with Article 49 (Securities);

(e)	a material adverse change occurs in the financial condition of the Contractor which would affect the Contractor's ability to perform all its obligations under this Agreement;

(f)	the aggregate cap on the Contractor's liability under this Agreement pursuant to Article 37.2 (Liabilities and Indemnities) is reached; or

(g)	Not used.

(h)	and the Owner may and may only in such cases have a right to terminate this Agreement and may do so by giving written notice to such effect to the Contractor.

33.2	The Owner shall be deemed to be in default of the performance of its obligations under this Agreement in the following cases:

(a)
The Owner fails to pay the Contractor any monies that have become due and payable under this Agreement after the Contractor has given the Owner thirty (30) Days' written notice of its failure to pay such monies; provided, however, that as an alternative to termination the Contractor and the Sub-Contractor shall be entitled to suspend the performance of the Works and/or Sub-Contract Works work after the Owner's failure to pay any undisputed amount due under the provisions of this Agreement and/or the GIMI Topsides Agreement within thirty (30) Days' written notice from the Contractor and/or Sub-Contractor of such failure by the Owner to pay on the due date;

(b)
The Owner fails to deliver the Vessel to the Contractor within one hundred and fifty (150) Days after the time prescribed for its Delivery under Article 6.2 (Delivery of the Vessel), unless within such period the Parties agree and sign a Variation Order pursuant to Article 14 (Variations) and the Contractor and the Sub-Contractor agree and sign a Variation Order;

(c)
The Owner fails to take Redelivery and pay all amounts due to the Contractor within fourteen (14) Days after the Contractor having given written notice to the Owner of its failure to take Redelivery or tendered the Vessel for Redelivery and stating its intention to terminate this Agreement pursuant to this Article 33.2 (Termination for Cause);

(d)	An Insolvency Event occurs in respect of the Owner;

(e)
The Owner is in breach of any of its material obligations under this Agreement and fails to within thirty (30) Days to take reasonable steps to commence the remedy of such breach and within a reasonable period cure such breach after written notice has been given to the Owner by the Contractor pursuant to this Article 33.2(e) (Termination for Cause) with particulars of the breach that is required to be remedied;

(f)	A material adverse change occurs in the financial condition of the Owner which would affect the Owner's ability to perform all its obligations under this Agreement;

(g)
A change in control of the Owner (save where the control of the Owner passes to an Affiliate of the Owner) occurs without prior written consent of the Contractor, such consent not to be unreasonably withheld;

(h)
The Owner fails to make timely payment of any amount due to the Contractor in respect of the Sub-Contract Works and the Contractor, having applied all of the Payment Advance towards any payment then outstanding of the Sub-Contractor, does not receive within seven (7) Days of written notice to the Owner, such amount as the Owner should have paid under the terms of this Agreement and the GIMI Topsides Agreement, in addition to restoring as the Payment Advance to the level prescribed in Article 16.10 (Contract Price and Terms of Payment); or

(i)
At any time up to Vessel Leaving The Yard, the Contractor does not receive from the Owner, upon 14 Days of the Contractor's written demand, such amount that will result in the Contractor having available to it the full Payment Advance set out in Article 16.10 (Contract Price and Terms of Payment),

and the Contractor may and may only in such cases have a right to terminate this Agreement and may do so by giving written notice to such effect to the Owner provided however that with respect to Article 33.2(a) (Termination for Cause), the Contractor's right to terminate shall not apply to monies validly disputed by the Owner provided that the Owner within seven (7) Days of such written notice from the Contractor delivers to the Contractor security for the amount in dispute in wording, amount and from a guarantor reasonably acceptable to the Contractor.

33.3	If this Agreement is terminated by the Contractor pursuant to Article 33.2 (Termination for Cause), the Owner shall immediately pay the Contractor:

(a)	if this Agreement is terminated by the Contractor pursuant to Article 33.2 (Termination for Cause):

(i)
prior to the Commencement Date, for the LNTP Works performed until termination (less any amounts previously paid to the Contractor for the Works) as stipulated in Appendix 11 (LNTP Works And LNTP Topsides Works);

(ii)	after the Commencement Date, for the Works performed until termination (less any amounts previously paid to the Contractor for the Works);

(b)	the cost of any uninstalled equipment or materials, not already included in Article 33.3(a) (Termination for Cause);

(c)
any reasonable additional amount incurred by the Contractor as a result of termination of the part or parts of the Works including any unavoidable liability to subcontractors, suppliers and vendors directly related to termination of part(s) of the Works;

(d)
such amount as will indemnify the Contractor for any amount which may become payable by the Contractor to the Sub-Contractor as a consequence of the termination by the Contractor of the GIMI Topsides Agreement; and

(e)	[*****] of the balance of the Conversion Price,
and subject to the Owner paying Contractor as aforesaid, the Contractor shall redeliver to the Owner the Vessel in accordance with Article 21.1 (Vessel Leaving the Yard), together with any uninstalled equipment or materials and Plans, and the Owner shall remove the Vessel from the Yard within fourteen (14) Days of such redelivery.

33.4
If this Agreement is terminated by the Owner for any reason whatsoever prior to the LNTP Date or the Commencement Date (if no Limited to Notice is issued), the Contractor shall be entitled to claim the same sums due pursuant to Article 34.1 (Termination for Convenience) as though this Agreement had been terminated for convenience. If this Agreement is terminated by the Owner pursuant to Article 33.1 (Termination for Cause) and provided that the LNTP Date or the Commencement Date has occurred, then the Owner shall immediately pay to the Contractor:

(a)	such amounts for the Works performed until termination;

(b)	the cost of any uninstalled equipment or materials, not already included in Article 33.4(a) (Termination for Cause);

(c)	such amounts for the Sub-Contract Works performed until termination; and

(d)	security for any amount in dispute in wording, amount and from a guarantor reasonably acceptable to the Contractor, less

(e)	any amounts previously paid to the Contractor for the Works, and subject to the Owner paying the Contractor as aforesaid, the Contractor shall redeliver to the Owner the Vessel, any uninstalled equipment or materials and Plans. The Contractor shall to the extent possible, if required assign to the Owner such of its major subcontracts and supply contracts as the Owner may request including the GIMI Topsides Agreement provided that all amounts due to the Contractor and the Sub-Contractor upon termination have been paid. The Owner shall take over the remaining obligations under such subcontracts and supply contracts by means of a novation agreement with the Contractor and such subcontractors and suppliers including the Sub-Contractor. The Contractor shall use reasonable endeavours to provide for such rights of assignment in all its major subcontracts or supply contracts with such subcontractors and suppliers. If the Owner engages another contractor to complete the Contractor's Scope at another site, the Contractor shall pay the Owner any and all reasonable additional costs the Owner incurs to complete the Contractor's Scope which are in excess of the unpaid amount of the Conversion Price, such amount not to exceed 15% above what the Owner would have paid the Contractor for completing the Contractor's Scope at the Contractor's Yard.

33.5
In no circumstances shall the Contractor have any responsibility to the Owner in respect of the Sub-Contract Works following termination, whether or not the Sub-Contract Works have been completed at the time of such termination.

33.6
For the avoidance of doubt, in no event shall the Owner be entitled to a refund of payments effected by the Owner to the Contractor for Works performed by the Contractor or the Sub-Contractor and the remedies set out herein shall be the Owner's sole and exclusive remedy (whether at law, contract, equity or otherwise) in the event of termination of the Agreement by the Owner.

33.7
Without prejudice to any other rights or remedy which the Contractor may have, if the Owner does not within fourteen (14) days of the date of termination, make payment to the Contractor in accordance with either Article 33.3 (Termination for Cause) or Article 33.4 (Termination for Cause) or furnish security for such payment on terms satisfactory to the Contractor, the following provisions shall apply:

(a)
The Contractor shall have the full right and power either to complete or not to complete the Vessel as it deems fit, and to take, retain, keep possession, preserve or sell the Vessel, or any part thereof or any Equipment or OFE by way of a public or private sale by any means or process including but not limited to a court process in any jurisdiction at such price and on such terms and conditions as the Contractor in its sole discretion thinks fit or to dispose of the Vessel or any part thereof or the Equipment or OFE, without being answerable for any loss or damage;

(b)
In the event of the sale of the Vessel in its completed state, the proceeds of sale received by the Contractor shall be applied firstly to payment of all expenses attending such taking, retention, possession, preservation, sale or disposal and otherwise incurred by the Contractor as a result of the Owner's default, including but not limited to mooring, wharfage, berthing and dockage dues, costs of manning, security and watchmen, any movement, towage and then to payment of all unpaid instalments of the Conversion Price and interest on such instalments at the Default Interest Rate from the respective due dates thereof to the date of application;

(c)
In the event of sale of the Vessel in its incomplete state, or any part thereof or any Equipment or OFE, the proceeds of sale received by the Contractor shall be applied firstly to all expenses incurred by the Contractor as a result of the Owner's default, including but not limited to mooring, berthing, wharfage and dockage dues, costs of manning, security and watchmen, any movement, towage and then to payment of the amounts due under Articles 33.3(a) to 33.3(e) (Termination for Cause) and Articles 33.4(a) to 33.4(c) (Termination for Cause);

(d)
In either of the above events of sale, if the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied as aforesaid, the Contractor shall promptly pay the excess to the Owner without interest, provided however, that the amount of such payment to the Owner shall in no event exceed the total amount of instalments already paid by the Owner (without interest) and the cost of the OFE, if any;

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the Owner shall promptly pay the deficiency together with interest to the Contractor upon request; and

(f)
The Owner hereby irrevocably and unconditionally grants to the Contractor full power and authority to sell the Vessel in accordance with the terms of this Article 33 (Termination for Cause), to take all such steps as may be necessary to complete the sale, to receive the sale proceeds into its own account and to keep or retain the same or to apply the same in the manner set out in this Article 33 (Termination for Cause) and for the purposes of such sale to confer legal and beneficial title and ownership in the Vessel to the buyer, deliver the Vessel to such buyer and do all acts and things as many be necessary for the purposes of giving effect to such sale including but not limited to the execution or signing of any contract, memorandum of agreement, bill of sale, certificate or document, or assignment of its right under the PRICO® License Agreement.

33.8
If this Agreement is terminated by the Owner for any reason whatsoever prior to the LNTP Date or the Commencement Date (if no Limited to Notice is issued), the Contractor shall be entitled to claim the same sums due pursuant to Article 34.1 (Termination for Convenience) as though this Agreement had been terminated by the Owner for convenience.

33.9
Notwithstanding the provisions of Article 33.1(c) and 33.1(d) (Termination for Cause), within five (5) Business Days (or such other period as may be agreed by the Parties acting reasonably) of a request by the Owner, representatives of the Parties, together with representatives of any Lessee or potential alternative contractors (as required), shall meet and discuss in good faith with respect to the development of a remedial action plan in response to the notification from the Lessee to the Owner following the occurrence of an Insolvency Event and any matters agreed by senior management.

34.	TERMINATION FOR CONVENIENCE

34.1
The Owner may in any event terminate this Agreement for any reason or for its own convenience at any time by: (i) giving not less than ten (10) Days' notice in writing to the Contractor during the period of time commencing from the Effective Date and ending on the Commencement Date; or (ii) giving not less than sixty (60) Days' notice in writing to the Contractor on and after the Commencement Date. In such event the Contractor shall be entitled to recover from the Owner, including but not limited to by way of set-off from the payment made pursuant to Article 2.1(b) (Effective Date) (if the Commencement Date has not occurred) or the first instalment (if the Commencement Date has occurred), as the case may be, in full and final satisfaction of all claims:-

(a)	Such amounts for the Works performed until;

(b)	The cost of any uninstalled equipment or materials, not already included in Article 34.1(a) (Termination for Convenience);

(c)
Any reasonable additional amount incurred by the Contractor as a result of terminating this Agreement including any unavoidable liability to subcontractors, suppliers and vendors directly related to termination of part(s) of the Works. In the event that: (i) the Agreement is terminated for the Owner's convenience at any time between the Effective Date and 30 December 2018 (inclusive); AND (ii) the Owner has not issued the Owner's Final Notice to Proceed; AND (iii) there has been no further agreement for the performance of LNTP Works and/or LNTP Topsides Works other than those specified in Appendix 11 (LNTP Works and LNTP Topsides Works) as of the Date of Agreement, such amount payable shall be as specified in Appendix 11 (LNTP Works and LNTP Topsides Works);

(d)
Such amount as will indemnify the Contractor for any amount which may become payable by the Contractor to the Sub-Contractor as a consequence of the termination by the Contractor of the GIMI Topsides Agreement pursuant to Clause 43 therein; and

(e)	an additional payment determined as follows:

(i)	if this Agreement is terminated pursuant to this Article 34 (Termination for Convenience) prior to the Commencement Date, the Owner shall pay the Contractor [*****].

(ii)	for any termination for convenience by the Owner subsequent to the Commencement Date, the Owner shall pay to the Contractor [*****] of the balance of the Conversion Price;
less

(f)	any amounts previously paid to the Contractor for the Works.

34.2
Any monies remaining after the set-off in Article 34.1 (Termination for Convenience) shall be returned to the Owner within fourteen (14) Days. If there is any sum that remains outstanding to the Contractor after the set-off in Article 34.1 (Termination for Convenience) then the Owner shall pay to the Contractor such sum within fourteen (14) Days.

34.3
Upon receipt of such payment, the Contractor shall redeliver to the Owner the Vessel, any uninstalled equipment or materials and Plans. Without prejudice to any other rights or remedy which the Contractor may have, if the Owner does not within fourteen (14) Days of the date of termination, make payment to the Contractor in accordance with this Article 34 (Termination for Convenience) or furnish security for such payment on terms satisfactory to the Contractor, the provisions of Articles 33.5 (Termination for Cause) to 33.7 (Termination for Cause) shall apply.

34.4
The Owner may not terminate all or any portion of the Works pursuant to this Article 34 (Termination for Convenience) and, within six (6) months of such termination, self-perform, or award to others any part of the terminated Works.

35.	BUSINESS PRINCIPLES

35.1	Prohibited Acts

(a)	For the purposes of this Article 35 (Business Principles), "Prohibited Act" means any of the following:

(b)	to directly or indirectly offer, promise or give to any person anything of value, monetary or nonmonetary, without limitation, to:

(c)	induce or influence that person to perform improperly a relevant function or activity; or

(d)	reward that person for improper performance of a relevant function or activity; or

(e)
to directly or indirectly request, agree to receive or accept anything of value, monetary or nonmonetary, without limitation, from any person as an inducement or a reward for improper performance of a relevant function or activity; or

(f)
to violate any anti-bribery, corruption or anti-money laundering law, rule, regulation or equivalent applicable to either Party including, but not limited to, the United Kingdom's Bribery Act of 2010, the United States of America's Foreign Corrupt Practices Act of 1977, any applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials and all applicable successor legislation ("Anti-Corruption Laws").

35.2	Representations and Warranties
Each Party represents, warrants and undertakes (each as a continuing obligation) under and in connection with this Agreement:

(a)	it shall not and shall procure that any of its employees (including any employees of an Affiliate of such Party), consultants, agents or sub-contractors shall not commit a Prohibited Act;

(b)
it is not aware of anything of value being given or promised to any Person, excluding any arrangement of which full details have been disclosed in writing to the other Party before formation of this Agreement; and

(c)
to the extent it has not already done so, it shall institute and maintain policies and procedures, including the maintenance of complete and accurate books and records and an effective system of internal accounting controls, which are designed to prevent it or any of its employees (including any employees of an Affiliate of such Party), consultants, agents or sub-contractors from committing a Prohibited Act, and shall enforce those policies, procedures and controls where appropriate.

35.3	Mutual Assistance
Each Party shall, if requested by another Party or Parties:

(a)
provide the other Party or Parties with any reasonable assistance to enable the other Party or Parties to perform any activity required by any relevant government or agency in any relevant jurisdiction for the purpose of compliance with Anti-Corruption Laws; and

(b)
no more frequently than once annually, certify to the other Parties in writing compliance with the provisions of this Article 35 (Business Principles) by the Party and any consultants, agents or sub-contractors engaged by the Party in connection with this Agreement. The Party shall provide such supporting evidence of compliance as the other Party or Parties may reasonably request.

35.4	Policy
Each Party shall have and maintain an anti-bribery policy which shall be disclosed to the other Parties on request.

35.5	Suspected Breach
If any Party suspects, discovers or knows of any breach of Article 35.2 (Representations and Warranties), it shall:

(a)	immediately notify the other Parties; and

(b)
respond promptly to the other Parties' enquiries, co-operate with any investigation and allow the other Parties to audit books, records and any other relevant documentation in connection with this Agreement.

35.6	Duration of obligations
The rights and obligations set out in Articles 35.3 (Mutual Assistance) and 35.5 (Suspected Breach) shall continue for six (6) years after the earlier of (a) the termination of this Agreement or (b) the expiry of the Warranty Period.

36.	WARRANTY

36.1
Subject to the provisions set forth herein, Contractor undertakes to remedy any defect(s) in the Works (but not in the Sub-Contract Works) which are due to defective design, defective material and/or bad workmanship on the part of Contractor and/or its subcontractors provided that the defect(s) is/are discovered within a period of either: (i) [*****]; or (ii) [*****], ("Warranty Period") and a notice thereof is duly given to the Contractor as hereinafter provided.

36.2
The Contractor's sole obligation in respect of defects in the Sub-Contract Works shall be to assign to the Owner such rights as the Contractor may have in that respect against the Sub-Contractor which the Owner may pursue at its sole risk and expense, indemnifying the Contractor for any costs, expenses or liabilities including in respect of its or the Sub-Contractor's legal costs and the costs of any litigation.

36.3
The Owner shall notify the Contractor in writing of any defect(s) for which a claim is made under this Article 36 (Warranty) as promptly as possible after discovery thereof. Such notice shall contain a description of the nature and extent of the defect(s). The Contractor shall have no obligation for any defect(s) discovered prior to the expiry of the Warranty Period (or Extended Warranty Period, in a case where such period applies under this Article 36 (Warranty)) unless notice of such defect(s) is received by the Contractor promptly after discovery of the defect and in any event no later than 30 Days after the expiration of the Warranty Period (or Extended Warranty Period, in a case where such period applies under this Article 36 (Warranty)).

36.4
The extent of the Contractor's obligation upon receipt of such notice is (1) to, at the Contractor's cost and expense, repair or replace and thereby remedy such defect at the Contractor's Yard or (2) to reimburse the Owner the costs of such repair or replacement in the event that such repair or replacement are not carried out at the Yard but at another location provided that the maximum reimbursement allowed or claimable hereunder shall not exceed [*****] of the costs of carrying out such repair or replacement at Contractor's Yard under this Article 36 (Warranty). If the Contractor advises the Owner in writing that such repair or replacement is to be made in the Yard, then the Owner will either return the Vessel (or the part or item affected where feasible to detach it from the Vessel) to the Yard at the Owner's costs and risk, for such repair or replacement or if the Owner advises the Contractor in writing that it is not convenient for the Owner to so return the Vessel or component to the Yard, then in such event, the Contractor shall pay to the Owner the amount stated in (2) above, after prompt inspection and admission of the defect, in lieu of the Contractor making such repair or replacement.

36.5
In the event that any repair or replacements are provided by the Contractor and/or its subcontractors during the Warranty Period, the Warranty Period in respect of such repairs or replacements shall be extended for the remaining balance of the Warranty Period or a period of [*****] from the date upon which the same is carried out, whichever is the longer period, provided that the total accumulated period of warranty in respect thereof shall not under any circumstances exceed either: (i) [*****]; or (ii) [*****] ("Extended Warranty Period").

36.6
The Contractor shall have no responsibility for any other defects whatsoever in the Vessel than the defects specified in Article 36 (Warranty). Nor shall the Contractor in any circumstances be responsible or liable for the transportation of the Vessel to and from the Yard (or the costs thereof) or to any other location to carry out or perform the repair or replacement of any defect warranted herein, or for any loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the Owner by reason of the defects specified in Article 36.1 (Warranty) or due to repairs or other works done to the Vessel to remedy such defects, nor for any consequential or direct or indirect or special losses, damages or expenses.

36.7
The Contractor shall not be responsible for any defect in any part of the Vessel which may subsequent to Redelivery have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of the Owner, its employees or agents or by ordinary wear and tear or by any other circumstance beyond the control of the Contractor. For the avoidance of doubt, this warranty shall also not extend to defects in any of the OFE for which the Owner shall seek recourse exclusively from the vendors of the relevant OFE.

36.8
The warranty contained in this Article 36 (Warranty) shall be in lieu of and shall replace any other liability, guarantee, warranty, remedy, condition and/or term imposed or implied by the law, customary or statutory or otherwise. The remedies contained in this Article 36 (Warranty) shall be the Owner's sole and exclusive remedies in relation to any and all defects warranted under this Article 36 (Warranty).

37.	LIABILITIES & INDEMNITIES

37.1
Except for liquidated damages expressly provided for in this Agreement, the Contractor and the Contractor's Group shall not in any event nor under any circumstances, whether as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise, be liable for any loss of profit or revenues, loss of use of any equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, claims of the Owner's partners or customers for such damages, whether deemed to be direct or indirect and whether or not foreseeable or disclosed at the time of this Agreement, or for any special, consequential, incidental, indirect or exemplary or punitive damages suffered by the Owner , and the Owner shall release and hold harmless the Contractor's Group from such claims.

37.2
Notwithstanding any provision in this Agreement, the GIMI Topsides Agreement or the GIMI Direct Agreement to the contrary or any inconsistency in or across them, it is agreed between the Parties that the Contractor's total and entire liability under this Agreement (other than the Sub-Contract Works) and the GIMI Direct Agreement, including warranty and damages (liquidated or unliquidated), tort (including negligence and breach of statutory duty) or otherwise in relation to or in connection with this Agreement and/or the repair, modification or conversion of the Vessel and/or the Works and/or the performance by the Contractor of its obligations in the GIMI Topsides Agreement shall not exceed [*****]. This shall apply regardless of any act, default, omission or negligence, in whatever form or degree, and whether sole, partial, concurrent or contributory on the part of any person within the Contractor's Group and regardless of any other breach of duty or liability, whether strict, statutory, contractual or otherwise, by any person within Contractor's Group.

37.3
Notwithstanding any provision herein to the contrary or inconsistent herewith, it is agreed between the Parties that the Sub-Contractor's total and entire liability shall be in accordance with the requirements stated in the GIMI Topsides Agreement.

37.4
Until the Owner has fully and completely performed and discharged all its duties, liabilities and obligations under this Agreement, the Owner shall remain the sole, legal and equitable owner of the whole of the Vessel and shall not transfer legal or equitable ownership of the Vessel to any third party or create or permit any lien, charge, debt, mortgage or any other claim whatsoever over or in relation to the Vessel, other than a lien in favour of the Contractor and a mortgage in favour of the financing parties providing financing in respect of the Works and/or Sub-Contract Works.

37.5	Without prejudice to any other rights or remedy which the Contractor may have, whether under this Agreement, under common law, statute, or otherwise and whether in rem or in personam:

(a)
The Vessel, all her equipment (whether installed on board or not) whenever the same may come into the Contractor's possession, custody or control, the OFE and all goods, materials, Plans, Project Information, documents (including but not limited to the Vessel's certificates), choses-in-action, monies (including but not limited to any insurance proceeds), items and properties in the possession, custody or control of the Contractor (collectively the "Lien Property") shall be subject to a particular and general lien and right of detention for:

(i)
all monies, sums, amounts and payments due in respect of the Lien Property, including but not limited to monies, sums, amounts and payments due and/or arising under this Agreement and the GIMI Direct Agreement; and

(ii)
any particular or general balance or other sums, monies, amounts and payments due from the Owner to the Contractor, including but not limited to berthing, mooring, wharfage and dock charges or dues, storage fees costs of any equipment, goods or materials or manpower supplied to the Vessel, the costs of any movement of the Vessel, including the towage thereof, insurance premiums, legal fees and the cost of recovering all such charges, fees, costs and expenses, for the purpose of exercising or preserving or attempting or preparing to exercise and preserve such lien.

(b)
The Contractor, by itself or its servants or agents or otherwise shall be entitled to exercise a possessory lien upon the Lien Property in respect of any monies, sums, amounts and payments howsoever and whatsoever due to the Contractor (including but not limited to those referred to under Article 37.5(a) (Liabilities & Indemnities) above) and shall for the purpose of exercising such possessory lien be entitled to take, retain and keep possession of the Lien Property at the sole risk and expense of the Owner.

37.6
The Owner shall be liable for and pay to the Contractor all costs and expenses howsoever and whatsoever incurred by or on behalf of the Contractor including but not limited to berthing, mooring, wharfage and dock charges or dues, storage fees costs of any equipment, goods or materials or manpower supplied to the Vessel, the costs of any movement of the Vessel including the towage thereof, insurance premiums, legal fees and the cost of recovering all such charges, fees, costs and expenses, for the purpose of exercising or preserving or attempting or preparing to exercise and preserve such lien.

37.7
Notwithstanding the Redelivery of the Vessel to the Owner or any delivery or re-delivery of any other Lien Property to the Owner, the Contractor shall be entitled to exercise its rights pursuant to Article 37.5 (Liabilities & Indemnities) as long as the Lien Property is in the Yard or in the possession of the Contractor. Further, it is agreed that any agreement on the part of the Contractor to permit or allow any Lien Property to leave the Yard for any reason whatsoever (including but not limited to sea trials of the Vessel) whether pursuant to the terms of this Agreement or otherwise shall not prejudice nor be deemed as a waiver of the Contractor's lien (possessory or otherwise) over the Lien Property or of its rights hereunder. It is further expressly agreed that the Contractor's said lien shall re-attach and apply in the event the Lien Property returns to the Yard or to the possession of the Contractor.

38.	INSURANCE

38.1	Builder's All Risk (BAR) Insurance:

(a)
From the time of Delivery of the Vessel by the Owner to the Contractor until Vessel Leaving The Yard, the Contractor shall keep the Vessel, the Equipment, and all machinery, materials, equipment, appurtenances and outfit (including OFE which shall not exceed a delivered value of [*****] delivered to the Yard or built into or installed in or upon the Vessel), insured against all risks under coverage corresponding to the Institute of London Underwriters' Institute Clauses for Builders' Risks (1/6/88) (hereafter referred to as the "BAR"). The BAR insurance policy will be, mutatis mutandis, substantially the same as the BAR insurance policy taken out by the Contractor in respect of HILLI. The amount of such insurance coverage shall, up to the date of Vessel Leaving The Yard, be an amount at least equal to the aggregate of:

(i)	[*****],

(ii)	the aggregate of the payments made by the Owner to the Contractor,

(iii)	the value of the OFE as and when any of them are delivered to the Contractor at the Yard up to the limit mentioned hereinbefore, and

(iv)	[*****].
Notwithstanding the above, the Owner shall compensate the Contractor for the insurance costs and expense incurred in procuring the BAR insurance policy in accordance with the terms of this Agreement (including any increased premiums that may be incurred in providing for the BAR insurance policy for the Vessel to be similar to that taken out in respect of HILLI), as well as, the increased insurance cost and expense incurred by the Contractor, if any, due to an extension of the date of Vessel Leaving The Yard not arising out of the Contractor's default as specified in Article 33.1 (Termination for Cause) or where the delivered value of OFE exceeds the amount permitted under this Article 38.1(a) (Insurance).

(b)	In the event the Vessel is damaged by any insured cause whatsoever prior to Vessel Leaving The Yard and:

(i)
Such damage is not determined by the underwriters to be an actual or a constructive total loss of the Vessel, the Contractor and/or the Owner shall apply the amount recovered under the BAR policy referred to in Article 38.1(a) (Insurance) above to the repair of such damage reasonably satisfactory to the Owner and the Classification Society, and the Owner shall accept the Vessel if completed in accordance with this Agreement; or

(ii)	Such damage is determined by the underwriters to be an actual or constructive total loss of the Vessel, the Contractor shall, with the mutual agreement between the Parties, either:

(A)
Proceed in accordance with the terms of this Agreement, in which case the amount recovered under the insurance policy shall be applied to the reconstruction of the Vessel, provided the Parties shall have first agreed in writing as to such reasonable postponement of the Redelivery Date and adjustment of other terms of this Agreement including the Contract Price as may be necessary for the completion of such reconstruction; or

(B)
Pay the insurance proceeds under the BAR insurance policy to the Owner within sixty (60) Days of receipt thereof less the value of the Works performed by the Contractor up to the date the damage occurred (less any amounts already paid by the Owner to the Contractor under this Agreement), whereupon this Agreement shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the Parties to the other shall terminate forthwith.

If the Parties fail to reach mutual agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of sub-paragraph (b)(ii) above shall apply.

38.2
Hull & Machinery and P & I: From the time of Vessel Leaving The Yard, the Owner shall maintain comprehensive hull and machinery, protection and indemnity and any operational insurance policies over the Vessel covering at least the value of the Vessel.

38.3	Co-assurance & Waiver of Subrogation: The insurance required above to be taken out by the Parties shall name the other Party as co-assured and waive subrogation against the other Party's group.

38.4	Other Insurance: The Parties shall, at their respective cost and expense, effect and maintain the following insurance:

(a)	In the case of the Contractor:

(i)	Workmen's Compensation and Employer's Liability Insurance as prescribed by applicable laws of Singapore;

(ii)	Commercial General Liability Insurance with limits of not less than one million Dollars ($1,000,000) per occurrence and two million Dollars ($2,000,000) in aggregate.

(b)	In the case of the Owner:

(i)	Any Workmen's Compensation and Employer's Liability Insurance or the equivalent thereof covering its employees as prescribed by the states and/or countries of residence of such employees

(ii)	Commercial General Liability Insurance with the same limits as that applicable for the Contractor.

39.	PATENTS, TRADEMARKS, COPYRIGHTS ETC.

39.1	Machinery and equipment of the Vessel in respect of the Works may bear the patent number, trademarks or trade names of the manufacturers.

39.2
The Contractor shall defend, indemnify and save harmless the Owner from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of the Works and also including costs and expenses of litigation, if any.

39.3
Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Agreement, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

39.4
The Contractor's warranty hereunder does not extend to the OFE. The Owner shall defend, indemnify and save harmless the Contractor from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention in connection with or related to the OFE and also including costs and expenses of litigation, if any.

39.5
The Contractor retains all rights with respect to the Specifications and Plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and upgrading & conversion of the Vessel and the Owner undertakes not to disclose the same or divulge any information contained therein to any third party without the prior written consent of the Contractor, except where it is necessary for usual operation, repair and maintenance of the Vessel.

40.	OWNER FURNISHED EQUIPMENT

40.1
The Owner shall at its own risk, cost and expense, supply and deliver to the Contractor all OFE at the warehouse or other storage of the Yard in proper condition ready for installation in or on the Vessel, in accordance with the time schedule stated in Appendix 4 (OFE And Owner Engineering Deliverables Ros Dates) hereto or such other time schedule as may be mutually agreed between the Parties.

40.2
In order to facilitate installation by the Contractor of the OFE in or on the Vessel, the Owner shall furnish the Contractor with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations within the time schedule stated in Appendix 4 (OFE And Owner Engineering Deliverables Ros Dates) hereto. The Owner, if so requested by the Contractor, shall without any charge to the Contractor, cause the representatives of the manufacturers of the OFE to assist the Contractor in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustment thereof at the Yard.

40.3
The delivery dates mentioned in Appendix 4 (OFE And Owner Engineering Deliverables Ros Dates) are based on the Delivery of the Vessel to the Contractor by the Delivery Date. In the event of any delay in the Delivery of the Vessel to the Contractor, the delivery dates or delivery periods mentioned in Appendix 4 (OFE And Owner Engineering Deliverables Ros Dates) shall be extended by the period of delay in the Delivery of the Vessel to the Contractor or such dates or periods as the Parties may otherwise mutually agree in writing.

40.4	Any and all of the OFE shall be subject to the Contractor's reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

40.5
Should the Owner fail to deliver any of the OFE within the prescribed time, the Redelivery Date shall be extended for a period of such delay in delivery or such longer period caused to the performance of the Works if the Contractor is able to demonstrate the same. In such event, the Owner shall be responsible and pay to the Contractor for all losses and damages incurred by the Contractor by reason of such delay in delivery of the OFE and such payment shall be made upon Redelivery of the Vessel. If delay in delivery of any of the Owner's OFE exceeds thirty (30) Days, then, the Contractor shall be entitled to proceed with the Works without installation thereof in or on the Vessel, without prejudice to the Contractor's other rights as hereinabove provided, and the Owner shall accept and take Redelivery of the Vessel so upgraded and converted.

40.6
The Contractor shall be responsible for storing and handling with reasonable care the OFE after delivery thereof at the Yard and shall at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the Parties provided always that the Contractor shall not be responsible for quality, efficiency and/or performance of any of the OFE. The Owner acknowledges and agrees that the Contractor shall also not be responsible for any failure to meet the requirements contained in the Specifications that are attributable to the quality, efficiency and/or performance of any of the OFE.

41.	CONFIDENTIALITY

41.1	All information acquired or furnished by the Parties to each other that is:

(a)	designated in writing as "confidential" or "proprietary" at the time of written disclosure; or

(b)	verbally designated as "confidential" or "proprietary" at the time of verbal disclosure and is confirmed to be "confidential" or "proprietary" in writing within 10 Days after the verbal disclosure

(c)	other than information that:

(i)	is or becomes generally available to the public other than from disclosure by the receiving Party;

(ii)
is or becomes available to the receiving Party or its representatives or Affiliates on a non-confidential basis from a source other than the disclosing Party when the source is not, to the best of the receiving Party's knowledge, subject to a confidentiality obligation to the disclosing Party;

(iii)	is already known by the receiving Party at the time of disclosure;

(iv)	is required to be disclosed by law, a valid legal process or a government agency (including the requirements of the relevant stock exchange);

(v)	is independently developed by the receiving Party, its representatives or Affiliates, without reference to Confidential Information; and

(vi)	is approved for disclosure in writing by an authorized representative of the disclosing Party shall be known as "Confidential Information". The Owner and the Contractor (acting reasonably) shall work together to identify areas within the Basis of Design which are Confidential Information or not Confidential Information. Confidential Information is to be treated as confidential and each Party shall not disclose (except to its employees, agents, contractors advisors or financing parties who have a need to know) and shall ensure that such of its employees, agents and others who have a need to know do not disclose, such Confidential Information received from the other Party without the prior written consent of the other Party. The Parties shall use (and shall ensure that such employees, agents and others who have a need to know shall use) such Confidential Information only for the purposes of or in connection with the performance of the Works or this Agreement.

41.2	The confidentiality obligations under this Agreement shall survive for a period of five (5) years from the Date of Agreement.

41.3
Neither Party hereto shall issue any press release or provide any information to the media or any other Third Party without the prior written approval of the other Party, except where it is necessary to satisfy securities laws or regulations and stock exchange requirements.

42.	INTELLECTUAL PROPERTY RIGHTS IN RELATION TO THE CONTRACTOR’S SCOPE

42.1
For the purposes of this Article 42 (Intellectual Property Rights in Relation to the Contractor’s Scope) only, "Party" shall mean either the Owner, the Contractor or the Sub-Contractor, and "Parties" shall refer to the Owner, the Contractor and the Sub-Contractor collectively.

42.2
Each Party may at any time provide another Party with certain Project Information. Such Party shall retain the Intellectual Property Rights in the Project Information it provides. The Parties shall forthwith return all the Project Information to the Party it received such Project Information from upon the completion of both the Works and Sub-Contract Works, or upon the earlier termination of this Agreement or the GIMI Topsides Agreement; provided, however, that each Party may retain for its own use only one record copy of such Project Information for the sole purpose of this Agreement and shall not use it for any other purpose. Each Party shall save, indemnify, defend and hold harmless all other Parties from all claims, losses, damages, costs (including legal costs), expenses, and liabilities of every kind and nature for, or arising out of, any alleged infringement or infringement of Intellectual Property Rights of the Project Information by any member of such Party's Group in respect of Project Information provided by it.

42.3
All Derivative Works developed or created by the Contractor or the Sub-Contractor for the Project (as defined in the GIMI Direct Agreement) shall be deemed to be and considered as "Commissioned Works" under applicable laws and regulations except where such Derivative Works are (i) created or made by the Sub-Contractor and (ii) any other agreement (including but not limited to the PRICO® Licence Agreement) governs, controls, pertains to or otherwise deals with the same or substantially similar subject matter, in which case the Parties expressly agree that such Derivative Works shall not constitute, be deemed to be or be considered to be Commissioned Works and such other agreement or agreements shall prevail over this Agreement in respect of such Derivative Works. The Parties agree and acknowledge that the Owner is the commissioning party of the Commissioned Works and all Intellectual Property Rights in the Commissioned Works will solely vest ab initio in the Owner, provided that if for any reason, whether by the operation of law or otherwise, the Contractor and/or Sub-Contractor still retains any rights, title, interests or benefits in the Commissioned Works, each of the Contractor and the Sub-Contractor hereby agrees to assign, including by way of present assignment of future rights, to the Owner all rights that it may have in the Commissioned Works to the Owner. If, for whatever reason, any Commissioned Works does not vest in the Owner by virtue of this Article 42.3 (Intellectual Property Rights in Relation to the Contractor’s Scope), then the Contractor and/or the Sub-Contractor, as applicable shall hold such Commissioned Works on trust for the Owner's sole use and benefit and shall promptly assign such Commissioned Works to the Owner upon its request. If the Commissioned Works cannot be assigned to the Owner by operation of applicable laws or otherwise, the Contractor and Sub-Contractor shall grant to the Owner a world-wide, paid-up, royalty-free and irrevocable sole license to use, exploit, distribute, promote, sub-license third parties, and to create further derivative works of all Commissioned Works.

42.4
The Contractor may use the Commissioned Works as may be necessary for the purposes of this Agreement only. The Contractor shall not use, disclose to or procure a third party to use or disclose any of the Commissioned Works for any other purpose. For the avoidance of doubt, Articles 42.3 (Intellectual Property Rights in Relation to the Contractor’s Scope) and 42.3 (Intellectual Property Rights in Relation to the Contractor’s Scope) do not apply to the Contractor Background Intellectual Property.

42.5
The Owner hereby grants to the Contractor an irrevocable (except in the event of a breach of this license), non-transferable, non-exclusive, royalty-free license to utilise the Owner Background Intellectual Property, Commissioned Works only to the extent necessary for the construction, operation, maintenance, repair, or alteration of the Works. Notwithstanding any provision in this Agreement to the contrary, rights to intellectual property developed, utilized or modified in the performance of the Sub-Contract Works, excluding the Owner Background Intellectual Property, Derivative Works, and the Contractor Background Intellectual Property, shall remain the exclusive property of the Sub-Contractor. The Contractor hereby grants to the Owner an irrevocable (except in the event of a breach of this license), non-transferable, nonexclusive, royalty-free license to utilise the Contractor Background Intellectual Property only to the extent necessary for the operation, maintenance, rectification or repair of the Works.

42.6
Nothing contained in this Article 42 (Intellectual Property Rights in Relation to the Contractor’s Scope) shall be construed as limiting or depriving the Contractor of its rights to use its Project Information, the Contractor Background Intellectual Property and other basic knowledge and skills (but for the avoidance of doubt this shall not include the Owner Background Intellectual Property, or the Commissioned Works) to design or carry out other projects or work for itself or others, whether or not such other projects or work are similar to the work to be performed pursuant to this Agreement. In circumstances where the Contractor is a party to a validly-created and existing contract with the Owner for the repair, modification and conversion of any Moss Type liquefied natural gas tanker into a floating liquefied natural gas production and storage unit using a two-tiered open lower deck sponson attached to the ship's sides, then the Contractor shall notify the Owner before undertaking the same work for a party that is not a Party to the GIMI Direct Agreement. The Contractor shall have the right to retain and use copies of drawings, documents, and engineering and other data furnished or to be furnished by the Contractor and the information contained therein.

42.7
Rights to the Contractor Background Intellectual Property shall at all times remain the property of the Contractor. Rights to the Owner Background Intellectual Property shall at all times remain the property of the Owner.

42.8
The Contractor and the Owner shall not use or include any third party Intellectual Property Rights in the performance of this Agreement unless (i) it has all licences, consents and approvals as may be necessary to use or include such third party Intellectual Property Rights in the relevant manner and (ii) it procures any licences or consents as may be necessary to enable the Contractor to use the third party Intellectual Property Rights in accordance with the Agreement.

42.9	The Owner and the Contractor hereby warrant to each other that:

(a)
it is the owner of the Project Information provided by it and that it has the right to assign and grant the licences and rights to the other in accordance with this Article 42 (Intellectual Property Rights in Relation to the Contractor’s Scope);

(b)
it has not granted and will not grant any rights to any third party which conflict with or may adversely affect the rights granted to the other under this Article 42 (Intellectual Property Rights in Relation to the Contractor’s Scope);

(c)
the performance of their respective obligations in accordance with this Agreement and/or the GIMI Topsides Agreement and/or the GIMI Direct Agreement will not infringe any rights including, but not limited to Intellectual Property Rights, of any third party, the Owner Background Intellectual Property, the Contractor Background Intellectual Property, or the Sub-Contractor Background Intellectual Property (as the case may be), or the Project Information provided by any other Party to the Party giving this warranty; and

(d)	it has all necessary rights and licences for the performance of its obligations under this Agreement, the GIMI Topsides Agreement, and the GIMI Direct Agreement.

42.10
The Contractor shall defend, protect and indemnify and hold the Owner (including its assigns) harmless from and against any third party claims, demands, expenses, liabilities, losses, damages or proceedings (including legal costs on an indemnity basis) in connection with any infringement or alleged infringement of copyright, registered design, trademark rights or patent arising from, out of or in connection with:

(a)	the Contractor's and/or the Owner's, consistent with the intended purpose, use or possession of the Works of the Contractor under this Agreement or any component or element thereof;

(b)
the use, consistent with the intended purpose, of any materials or equipment by the Contractor in the performance of the Works by the Contractor under this Agreement or the manner in which the same is used; and/or

(c)	the use, consistent with the intended purpose, of designs, drawings and specifications furnished to the Owner by the Contractor.

42.11
The Owner shall defend, protect and indemnify and hold the Contractor (including its assigns) harmless from and against any third party claims, demands, expenses, liabilities, losses, damages or proceedings (including legal costs on an indemnity basis) in connection with any infringement or alleged infringement of copyright, registered design, trademark rights or patent arising from, out of or in connection with:

(a)
the Owner's and/or the Contractor's, consistent with the intended purpose, use or possession of the Owner Background Intellectual Property, the Works and the Sub-Contract Works or any component or element thereof; and/or

(b)	the use, consistent with the intended purpose, of Project Information, designs, drawings and specifications furnished to the Contractor and/or the Sub-Contractor by the Owner.

42.12	The Contractor's obligations pursuant to this Article 42 (Intellectual Property Rights in Relation to the Contractor’s Scope) are limited solely to the Contractor's Scope.

43.	NOTICES

43.1
Every notice demand or other communication under this Agreement shall be sent by email confirmed in writing. Such notice shall be sent to the respective addresses set out below or to such other address as may be notified in writing for such purpose:-

To the Contractor:-    KEPPEL SHIPYARD LIMITED
51 Pioneer Sector 1
Singapore 628437
Attention: S. Jaya Kumar, Executive Director (Commercial)
jaya.kumar@keppelshipyard.com
(with a copy to prakash.deeli@keppelshipyard.com)

To the Owner:-	GOLAR GIMI CORPORATION c/o Golar Management Ltd. 6th Floor, The Zig Zag, 70 Victoria Street London SQ1E 6SQ United Kingdom
Attention: Pernille Noraas
Email: pernille.noraas@golar.com (with a copy to morten.daviknes@golar.com)

43.2	Every notice demand or other communication sent by email shall be deemed to have been received:

(a)	if received during working hours, at the time of receipt; or

(b)	otherwise at the start of working hours on the next Business Day.

44.	HEALTH, SAFETY, ENVIRONMENT & QUALITY ASSURANCE
Safety

44.1
The Contractor will perform the Works in compliance with, and shall cause its employees and subcontractors to comply, in all respects, with the provisions of Appendix 6 (Preliminary Site Health, Safety And Environmental Management Plan) and all applicable safety and health laws, rules and regulations of governmental agencies having jurisdiction in the country where any of the Works is being performed. The Contractor is also responsible for providing and maintaining a safe and healthy work environment on its premises. The Contractor shall provide, at no additional cost to the Owner, all necessary safety induction of the Owner's personnel at the Yard. The Owner shall, and shall ensure that each member of the Owner's personnel shall, at all times, comply with all the Contractor's regulations and Applicable Laws relating to health, safety and the environment.

44.2
The Contractor shall provide and keep readily available in good working order all safety appliances as well as those reasonably necessary in accordance with good industry practices for safe operation and prescribed by proper bodies and competent authorities.

44.3
The Contractor shall inform the Owner of any injury/damage to its personnel and/or equipment and to the Owner's personnel and/or materials. The Owner shall inform the Contractor during the performance of the Works, or Sub-Contract Works at the Yard or the Project Site immediately of any situation that is potentially hazardous to workers.

44.4
The Owner's personnel must possess applicable safety training certificates, and prior to performing work at the Yard, shall be required to have completed a safety induction course (referred to at the Yard as a Shipyard Safety Instruction Course (General Trade)).

44.5
The Owner shall provide each member of the Owner's personnel at the Yard and Project Site with, or require them to have, appropriate Personal Protective Equipment (PPE) and shall ensure that they use them correctly while working in the Yard's premises or facilities or the Project Site.

44.6
The Owner shall ensure that its employees and each member of the Owner's personnel at the Yard and Project Site comply with the health, safety and environmental requirements in this Agreement. The Contractor shall be entitled to bar any employee of the Owner or any member of the Owner's personnel who fails to comply with such health, safety and security regulations and Applicable Laws from entry to the Yard's premises.

Health & Environment

44.7
The Contractor shall give all notices and otherwise fully comply with all laws, statutes, regulations, ordinances, rules, standards, orders or determinations of any governmental authority (including related determinations, interpretations, orders or opinions of any judicial or administrative authority) which has jurisdiction over the Contractor and the performance of this Agreement pertaining to the protection or conservation of the air, land, human health, industrial hygiene or other aspects of the environment which are directly applicable to the performance of this Agreement.

44.8
The Contractor represents and warrants to the Owner that in the performance of the Works, the operations will not contain or otherwise have incorporated into them any chemical, material or other substance defined as or included in the definition of "hazardous substance", "hazardous material", "hazardous chemical", "hazardous chemical substance", "hazardous waste" or "toxic substance" or words of similar meaning and regulatory effect, as such terms are defined under any environmental laws, any broader definition of such terms that are used by a state or locality that has jurisdiction over the performance of this Agreement or any interpretation by administrative or judicial authorities, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and safety, such definitions, representations and warranties shall exclude however hydrocarbons, discharged water and production related chemicals.

Quality Assurance

44.9
This Agreement shall be carried out under "Quality Assurance" conditions and in accordance with the Specifications. The Quality Plan shall be submitted to the Owner for its approval. Without prejudice to the Contractor's obligations hereunder, the Owner reserves the right to confirm to the Contractor in writing its agreement to the above documentation within thirty (30) Days of submission. If the Owner does not respond within the prescribed time, the documentation submitted shall be deemed accepted by the Owner.

Indemnity from consequences of Asbestos

44.10
The Owner shall indemnify in full, defend and hold the Contractor harmless from and against any and all claims, losses, liability, damages, costs, expenses, demands or proceedings whatsoever and howsoever arising due to and as a result or consequence of asbestos or radioactive or other hazardous waste (or the discharge thereof) from the Vessel and the legal costs in connection therewith (on an indemnity basis) including but not limited to illness, death or personal injury of any person (including, but not limited to, members of the Contractor's Group).

45.	GENERAL

45.1
Change in Control    Any change in control in the Owner (save where the control of the Owner passes to an Affiliate of the Owner) shall be permitted only with the prior written consent of the Contractor, such consent not to be unreasonably withheld or delayed. A change in control in the Owner is deemed to occur when a person or persons acting in concert acquire(s) direct or indirect control of (i) over fifty percent (50%) of the total voting rights conferred by all the issued shares in the capital of the Owner which are exercisable in the general meeting of shareholders or (ii) the majority composition of the board of directors of the Owner.

45.2
Severability    If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall continue in force and shall not in any way be affected or impaired.

45.3
Headings    Headings are used only for reference and for convenience and do not define, limit or describe the scope of intent of any Article and shall be ignored for purposes of interpretation of this Agreement.

45.4
Independent Contractor    In the performance of this Agreement, the Contractor is and shall remain an independent contractor. Neither the Contractor nor any one employed by the Contractor shall be deemed for any purpose to be the employee, agent, servant, borrowed servant or representative of the Owner in the performance of the Works.

45.5	Assignment Neither Party shall assign this Agreement or any part thereof without the prior written consent of the other Party except that the Owner may assign the Agreement to:

(a)	Its Affiliate;

(b)	Its lender(s) or financier(s) for the project involving or involving, inter-alia, the Works;

(c)	Any other party with the prior written consent of the Contractor, not to be unreasonably withheld or delayed.

45.6	Not used.

45.7
Third Party Rights    Nothing in this Agreement is intended to confer any benefit on or intended to be enforceable by or against any person who is not a party to this Agreement. Accordingly, no person other than the Parties may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

45.8
Counterparts    This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by facsimile and shall be as valid and effectual as if executed as all original.

46.	TAXES & DUTIES

46.1
The Contractor shall bear and pay all taxes and duties imposed in Singapore in connection with the execution and/or performance of the Works, excluding any taxes and duties imposed in Singapore upon the OFE.

46.2
The Owner shall bear and pay all taxes and duties imposed outside Singapore in connection with the execution and/or performance of this Agreement, except taxes and duties imposed upon those items to be procured by the Contractor for the performance of the Works at the Contractor's Yard.

47.	INTERPRETATION

47.1	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of England.

47.2
This Agreement and the GIMI Direct Agreement contains the entire agreement and understanding between the Parties and supersedes all prior negotiations, representations, letters of intent, term sheets, undertakings and agreements on any subject matter of this Agreement. Any and all previous agreements and/or arrangements between the Parties shall be superseded and become null and void unless incorporated into this Agreement either by specific reference there to or by attachment to this Agreement as an Appendix hereto.

47.3
All provisions or requirements contained in the Specifications and the Articles of this Agreement are intended to amplify, explain and complement each other. In the event of any conflict or inconsistency between these documents, the Articles shall take precedence over the Specifications.

47.4
It is acknowledged that Appendix 1A (Basis of Design) is the basis of design that is used in the Lease and Operate Agreement between the Owner and Lessee, which is broader than the scope of work intended for the Contractor to perform and not all of the Basis of Design is applicable to the Works to be undertaken by the Contractor, even if no express deviation is made.

47.5
If there is any dispute as to whether Appendix 1A (Basis of Design), Appendix 12 (Design, Build and Operations Readiness Requirements) and/or Appendix 13 (Hold-point Checklists) is applicable to the Contractor, first the Parties will look to Appendix 1B (Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work) and agree acting reasonably where the Basis of Design impacts Appendix 1B Outline Specification Of Conversion, Specification Of Dry-Docking And Repair Work, next the Parties will look at any other provisions or standards in the Agreement that would apply, and finally, if unresolved such dispute shall be resolved with reference to the HILLI design principles. Notwithstanding that the Agreement may contain references to the Lease and Operate Agreement therein, in no event shall the Contractor be obliged to comply with or meet requirements or obligations of the Lease and Operating Agreement to the extent such obligations are not expressly stated this Agreement nor shall it be deemed to have any knowledge of the terms and requirements of the Lease and Operate Agreement.

47.6
It is also acknowledged that Appendix 12 (Design, Build and Operations Readiness Requirements) forms the basis (or terms of review) for the technical meetings between the Owner and the Lessee at certain milestones in the project. The Contractor shall provide such reasonable assistance as the Owner requires in preparing for each technical review meeting and shall assist the Owner in implementing the outcomes and findings from the technical review meetings to the extent reasonably within the scope of the Works.

48.	DISPUTE RESOLUTION

48.1	Governing Law
This Agreement, and any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by the laws of England and Wales.

48.2	Amicable Settlement
The Parties agree to seek to resolve any dispute, controversy or claim arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination (a "Dispute"), by mutual consultation. In the event that the Parties are unable to resolve the Dispute amicably within sixty (60) days after either Party issues a written notice of a Dispute under this Article 48.2 (Amicable Settlement) (or such other extended period as may be mutually agreed to in writing by the Parties), such Dispute may be referred to expert determination or the courts of England and Wales in accordance with Articles 48.3 (Expert Determination) or 48.4 (Courts), respectively.

48.3	Expert Determination

(a)
Any Dispute arising in connection with Articles 13 (Project Schedule and Hold-points) or 14 (Variation Order), (a "Technical Dispute") that is not resolved pursuant to Article 48.2 (Amicable Settlement) may be referred by either Party to an expert for determination ("Independent Expert") pursuant to this Article 48.3 (Expert Determination). The Party that requires a Technical Dispute to be submitted to an Independent Expert shall send a written notice to the other Party, specifying that such Technical Dispute be submitted to an Independent Expert who shall be designated to consider and decide the issues raised by such Technical Dispute (a "Technical Dispute Submission").

(b)
The Parties shall discuss and seek to agree on a designated Independent Expert within fourteen (14) days of the date of the relevant Technical Dispute Submission. If the Parties fail to designate the Independent Expert within the time period stipulated above, the Independent Expert shall be appointed by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce, subject to the provisions set forth in this Article 48.3 (Expert Determination). Within twenty one (21) days of the appointment of the Independent Expert, the Parties shall submit to the Independent Expert a notice (a "Position Notice") setting forth such Party's position in respect of the issues in dispute. Such Position Notice shall include supporting documentation, if appropriate.

(c)
The Independent Expert shall complete all deliberations and issue his decision with reasons with regard to the Technical Dispute as promptly as reasonably possible, but in any event within thirty (30) days of the date on which both Position Notices are submitted, unless the Independent Expert reasonably determines that additional time is required in order to give adequate consideration to the issues raised. In such a case, the Independent Expert shall state in writing his reasons for believing that additional time is needed and shall specify the additional period required, which period shall not exceed twenty one (21) days unless the Parties agree otherwise. If the Parties agree to such additional time, the Independent Expert shall render his decision within such extended time period. In resolving a Technical Dispute, the Independent Expert shall consider all facts and circumstances he deems reasonable given the nature of the Technical Dispute.

(d)
If the Independent Expert fails to notify the Parties of his decision with respect to any Technical Dispute referred to him pursuant to Article 48.3(a) (Expert Determination) within the time limit pursuant to Article 48.3(c) (Expert Determination), either Party may give notice to the Independent Expert (copying the other Party) requesting it to inform the Parties of its decision within fourteen (14) Days from the date of such notice, failing which such Party may give notice that the Technical Dispute is to be decided by the courts of England and Wales pursuant to Article 48.4 (Courts), whereupon the Independent Expert shall give no further consideration to the Technical Dispute and shall not issue a decision.

(e)	The decision of the Independent Expert shall be binding on the Parties until it is superseded by any decision or award of the arbitral tribunal under Article 48.4 (Courts).

(f)
A Party wishing to challenge the Independent Expert's decision must issue a written notice of dissatisfaction with the decision to the other Party, with a copy to the Independent Expert, within thirty (30) days of such Party's receipt of the Independent Expert's decision, in which event such Technical Dispute may be settled by the courts of England and Wales pursuant to Article 48.4 (Courts). In such a case, the Independent Expert's decision will remain binding on the Parties until it is superseded by any decision or award of the courts under Article 48.4 (Courts).

(g)
All individuals appointed by the Parties or the ICC International Centre for ADR as an Independent Expert shall be independent of the Parties and shall be experienced in comparable projects and have the expertise in the area to which such Technical Dispute relates.

(h)
The Independent Expert shall have the power to award costs as well as interest on any sums awarded as it deems appropriate. All fees and expenses incurred by the Independent Expert shall be borne by the Parties to the Technical Dispute in equal shares, unless the Independent Expert decides otherwise. Each Party shall bear its own costs of participating in the expert determination process (including the costs of its advisors or consultants).

(i)	The Independent Expert will determine its own procedures for the resolution of the Technical Dispute. The Independent Expert shall act as an expert and not as an arbitrator.

48.4	Courts

(a)
Any Dispute that cannot be settled amicably by the Parties under Article 48.2 (Amicable Settlement) or by an Independent Expert pursuant to Article 48.3 (Expert Determination) may be referred to by either Party to the courts of England and Wales to resolve such dispute and the Parties hereby submit to the non-exclusive jurisdiction of such courts.

(b)	The Contractor irrevocably appoints as its agent for service of proceedings issued by the Owner in the courts of England: [*****].

(c)	The Owner irrevocably appoints as its agent for service of proceedings issued by the Contractor in the courts of England: [*****].

(d)
The Owner irrevocably consents to be joined in any proceedings between the Contractor and the Sub-Contractor which may be relevant to, arise out of, or has or may have any consequence upon the rights or obligations of the Contractor under, pursuant to or in connection with this Agreement.

49.	SECURITIES

49.1
As security for its payment obligations under this Agreement, the Owner shall deliver Parent Company Guarantees to the Contractor duly and validly executed by the Owner Guarantors on a several liability basis within five (5) Business Days following the issuance of the Owner’s Final Notice to Proceed.

49.2
As security for the performance of the Contractor's obligations under this Agreement, the Contractor shall deliver a Parent Company Guarantee to the Owner duly and validly executed by the Contractor Guarantor concurrently with this Agreement or any novation of this Agreement by the Owner to Gimi MS Corporation, a company incorporated and organised under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.

49.3
If any Parent Company Guarantee provided by a Party pursuant to this Agreement is or becomes invalid or unenforceable for any reason whatsoever, or if such security is withdrawn or expires, or if the issuer of the Parent Company Guarantee suffers an Insolvency Event, the Party responsible for procuring such Parent Company Guarantee shall immediately notify the other Party and obtain within ten (10) Days a replacement Parent Company Guarantee which is acceptable to the other Party.

49.4
The Parties acknowledge that as of the Date of Agreement, the Owner is in the process of seeking external financing in connection with the conversion of the Vessel into an FLNG vessel. As part of any financing package, the Owner shall use best endeavours to procure an undertaking from the credit providers to the Contractor prior to Vessel Leaving the Yard that any sum deferred in accordance with Article 16.4 shall be paid directly by the credit providers to the Contractor. Failing which, the Owner shall provide a substitute security reasonably acceptable to the Contractor (including considering the adequacy of the existing Owner Parent Company Guarantee) if and when it decides to exercise its right to defer payment pursuant to Article 16.4B.

50.	STEP-IN AGREEMENTS

50.1	The Contractor shall, upon the Owner's request, enter into and deliver to the Owner Step-In Agreements;

(a)	with the Lessee; and

(b)	with the Lessee and the Owner's credit providers,
which shall be based on the form of Step-In Agreement contained in Appendix 21 (Step-In Agreement) but subject to any reasonable amendments which the Contractor, the Sub-Contractor, the Lessee and the Owner's credit providers require, which each of the parties shall discuss and agree in good faith in order to promptly enter into the final form of the Step-In Agreement.

50.2	Following a request by the Lessee, the Contractor shall enter into a novation of this Agreement on termination of the Lease and Operate Agreement.

51.	COMPLIANCE WITH ANTI-BRIBERY LAWS AND SANCTIONS

51.1	For purposes of this Article 51 (Compliance with Anti-Bribery Laws and Sanctions) the following term shall have the following meaning:
"Government Official" shall mean any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; candidate for political office, officer or employee of a public international organisation, such as the United Nations or the World Bank, or immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

51.2	The Contractor represents and warrants that, in connection with this Agreement and the Works:

(a)	it is knowledgeable about Anti-Bribery Laws applicable to the performance of this Agreement and shall comply with all such Anti-Bribery Laws; and

(b)
neither it nor, to the best of its knowledge and belief, any other member of the Contractor's Group have made, offered or authorised or will make, offer or authorise any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Government Official or any person where such payment, gift, promise or other advantage would (i) compromise a facilitation payment; and/or (ii) violate the Anti-Bribery Laws.

51.3
The Contractor undertakes to immediately notify the Owner if, in connection with this Agreement or the Works, it receives or becomes aware of any request from a Government Official or any person for any payment, gift, promise or other advantage of the type mentioned in Article 51.2(b) (Compliance with Anti-Bribery Laws and Sanctions).

51.4
The Owner confirms that its appointment of the Contractor was expressly made on the basis that Anti-Bribery Laws would not be violated. The Contractor acknowledges that the contents of this Agreement may be disclosed by the Owner to governmental authorities (or their duly-authorised agents) for the purpose of demonstrating compliance with this Article 51 (Compliance with Anti-Bribery Laws and Sanctions).

51.5
The Contractor shall indemnify, defend and hold harmless the Owner's Group from and against, any and all losses, damages, claims, expenses (including legal costs), fines and penalties incurred by the Owner's Group arising out of the Contractor's representations in this Article 51 (Compliance with Anti-Bribery Laws and Sanctions) being untrue or arising out of the Contractor's breach of any of its representations, warranties and undertakings in this Article 51 (Compliance with Anti-Bribery Laws and Sanctions).

51.6
Failure to comply with any obligation under this Article 51 (Compliance with Anti-Bribery Laws and Sanctions) will be regarded as due cause for the Owner to give notice to terminate this Agreement in accordance with Article 33.1(g) (Termination for Cause).

51.7
The Contractor and all other members of the Contractor's Group subject to the Anti-Bribery Laws shall maintain adequate internal controls and procedures to assure compliance with Anti-Bribery Laws, including procedures to ensure that all transactions in connection with the Works are accurately recorded and reported in its books and records to truly reflect the activities to which they pertain, such as the purpose of each transaction and to whom it was made or from whom it was received.

51.8
The Contractor shall maintain, either physically, by electronic media or on microfilm, all records and information related to this Agreement and/or any work statement in connection therewith for a period of five (5) years after the later of: (i) the end of the Warranty Period; or (ii) in the event of termination, the date of termination.

51.9
In the event an Authority undertakes a lawful investigation of the Owner's violation of obligations under the Anti-Bribery Laws the Owner shall have the right to employ, at the Owner's expense, an unaffiliated third party to audit all information, rates and costs and expenses related to this Agreement in connection therewith at any time during and within five (5) years after the later of: (i) the end of the Warranty Period; or (ii) in the event of termination, the date of termination. Subject to the consent of the relevant Authority or Authorities, the Contractor shall be provided with a complete copy of the audit upon its completion and prior to its submission to the Owner solely for the purpose of ensuring that none of the Contractor's pricing, mark-up and profit margins are disclosed. The third party authorised by the Owner may have access at all reasonable times to any place where the records are being maintained and the Contractor shall afford every reasonable facility for this right of access. The third party authorised by the Owner shall have the right to reproduce and retain copies of any of the aforesaid records or information subject to an obligation of confidentiality consistent with the one in this Agreement, and subject further to the exclusion or redaction of any documents to the extent they show the Contractors pricing, mark-up and profit margins, except to the extent necessary to disclose alleged violations of the Anti-Bribery Laws, comply with Applicable Laws or the instructions of the Authorities. The Contractor shall implement all agreed recommendations arising from audits within a time mutually agreed with the Owner.

51.10
Upon the Owner's request the Contractor will, as soon as reasonably practical, provide the person authorised by the Owner with all records relating to the Contractor and/or, to the extent reasonably available, any work statement in connection therewith which are created or kept by any other member of the Contractor's Group.

51.11
The Contractor shall not, and shall not knowingly permit or authorise any member of the Contractor's Group to, directly or indirectly, procure any equipment or any enter into any arrangement or do anything in connection with this Agreement or the Works with, or for the benefit of, any Restricted Party or undertake the Works in a manner, or do or omit to do anything, that would reasonably be expected to result in the Owner or any member of the Owner's Group being in breach of any Sanctions or becoming a Restricted Party.

52.	AUDIT

52.1
For items invoiced on a cost reimbursable basis, the Contractor shall keep, in accordance with generally accepted accounting principles and practices, books, records and accounts pertaining to the performance of the Works under this Agreement, including the Contractor's personnel records (i.e. records of time sheets), receipts, vouchers, computer accessible financial data howsoever stored, bid files, original estimates, change order files, and general ledger entries, for the purposes of enabling the Owner (or such other person authorised by the Owner), at the Owner’s cost, to conduct an audit and to verify that the Contractor has incurred the costs being invoiced and that such amounts have been invoiced in accordance with this Agreement. The Contractor shall be provided with a complete copy of the audit upon its completion. The Contractor shall not be required to keep records of or provide access to those of its costs expressed as fixed rates or a lump sum, or of costs which are expressed in terms of percentages of other costs.

52.2
The Contractor shall make such information and documentation available to the Owner (or such other person authorised by the Owner) for inspection during normal working hours. The Contractor shall preserve such documents and information for a period of at least [*****] following termination of this Agreement, or the end of the Warranty Period, whichever is earlier to occur.

52.3
If an audit indicates errors in the Contractor's invoices, or in any charges, the Contractor shall promptly refund overpayments to the Owner within [*****] of the Owner's invoice for such amount(s) together with interest calculated at the lesser of the maximum rate allowed by applicable law or LIBOR plus two per cent per annum commencing from the date the relevant payment was made by the Owner to the Contractor until refunded. Errors in the Contractor's favour shall be paid by the Owner within [*****] of the Contractor's invoice therefor.

52.4
The Owner will notify the Contractor of any errors or other matters arising in an audit and within a period of [*****] from such notification the Parties shall consult with each other with a view to resolving such matters. In the event that the Parties fail within a further period of [*****] to reach agreement as to the extent of the adjustment then the matter shall be resolved in accordance with Article 48 (Dispute Resolution).

53.	DIGITAL SECURITY

53.1
The Contractor shall, in accordance with Applicable Laws and good industry practice implement, maintain, and ensure that its subcontractors that will have direct or indirect access to the Lessee's Confidential Information and/or Lessee’s IT systems (whether through email or other form of electronic communication or otherwise) implement and maintain:

(a)	technical and organisational measures; and

(b)	adequate security programmes and procedures to:

(i)	prevent any accidental, unauthorised or unlawful access to, processing, loss, destruction, damage, disclosure, or other misuse of the Lessee's Confidential Information; and

(ii)	protect the Contractor's IT systems used to provide the Works.

53.2	The Contractor shall ensure that the measures outlined in Article 53 (Digital Security) include:

(a)	boundary firewalls and internet gateways to protect the Contractor's networks and IT systems from the internet and other external networks;

(b)	secure configuration of the Contractor's networks, IT systems, applications and devices, including encryption of portable devices and removable media;

(c)	physical and logical access controls that restrict access to only authorised users to the extent required to perform the Works;

(d)	malware protection software that is designed to prevent the introduction of malware into the Contractor's IT systems, networks and devices;

(e)	patch management practices to identify, assess and apply applicable security patches the Contractor's IT systems, applications and devices;

(f)	training and awareness for the Contractor's personnel in information security and the handling of personal data in accordance with the terms of this Agreement; and

(g)	clearly defined security responsibilities, and processes for risk management, access control, authorization and administration, security design and configuration management, audit, and assurance.

53.3
The Owner shall have the right to audit the measures outlined in Article 53.1 (Digital Security) of the Sub-Contractor and any relevant subcontractors annually to confirm such measures comply with the requirements of this Article 53 (Digital Security) and to assess the adequacy of the measures in place. Such audit shall be with two (2) weeks' prior written notice and take place within normal working hours. The Contractor shall be reimbursed for its reasonable costs in assisting with the performance of such audit. The Owner may exercise its rights hereunder using its own employees or a third party auditor.

53.4
The Contractor shall investigate and promptly notify the Owner in writing, using the notice provisions in Article 43 (Notices), of any suspected or actual act, omission, or potential issue which may result in access to, processing, destruction, loss, damage or disclosure of the Owner's Confidential Information or data and/or any cyber-attacks on the Contractor's IT systems. In the event that such a situation arises, the Contractor shall, at its own cost if such event is due to a failure to comply with its obligations in this Article 53 (Digital Security) or Article 41 (Confidentiality), cooperate fully with the Owner to provide such assistance as required by the Owner to resolve any potential or actual adverse effects, including with notifications that may be required under applicable law.

53.5
The Owner and the Contractor agree that the contents of Appendix 18 (Information Security Requirements for Suppliers) set out what the Owner desires the Contractor to comply with but as of the Date of Agreement, the Contractor has not approved its contents. The Owner and Contractor shall (promptly but in any event within three (3) months following the LNTP Date) discuss in good faith what parts of the appendix are reasonable for the Contractor to comply with provided that the Contractor shall not be obliged to comply with provisions which require it to incur additional material costs unless the Owner agrees to reimburse such reasonable and documented costs and, to the extent the performance of the Works is materially impacted, allow an adjustment to the Project Schedule.

54.	HUMAN RIGHTS

54.1
The Contractor confirms that it has carefully reviewed the Lessee's Business and Human Rights policy which is available at the www.bp.com website. In connection with the performance by the Contractor of its respective obligations under this Agreement and consistent with the policy, each of the Contractor shall conduct its business in a manner that respects the rights and dignity of all people and internationally recognised human rights, including without limitation:

(a)	not employing, engaging or otherwise using forced labour, trafficked labour or exploitative child labour; nor engaging in or condoning abusive or inhumane treatment of workers;

(b)	providing workers with written terms and conditions under which they will work in a language understandable to the worker;

(c)	not requiring workers to pay charges or fees under any pretext in consideration for employment or applying deductions from the workers' remuneration as collateral for continued service;

(d)	not withholding travel or other identity documents or otherwise unreasonably inhibiting the free movement of any workers (directly or indirectly);

(e)
providing access to effective grievance mechanisms, providing equal opportunities, avoiding retaliation or discrimination and respecting freedom of association of workers, in each case within the relevant national legal framework; and

(f)	mitigating or avoiding adverse human rights impacts to communities arising from the Contractor's activities to the extent practicable.

IN WITNESS WHEREOF, the Parties have by their respective duly authorized representatives below mentioned duly executed this Agreement on the day and year first above written:
Signed by the Owner, GOLAR GIMI CORPORATION, a company incorporated in the Republic of the Marshall Islands, by Paul Turner , being a person who, in accordance with the laws of that territory, is acting under the authority of the company
Signature
/s/ Paul Turner

Attorney-in-fact
Authorised Signatory

Signed by the Contractor, KEPPEL SHIPYARD LIMITED, a company incorporated in the Republic of Singapore, by Chor How Jat, being a person who, in accordance with the laws of that territory, is acting under the authority of the company
Signature
/s/ Chor How Jat
Chor How Jat
Managing Director
Authorised Signatory

In the presence of:

/s/ S Jayakumar
Executive Director
Keppel Shipyard Ltd